Exhibit 10.39

FIRST AMENDED AND RESTATED

MARKETING ALLIANCE AGREEMENT

HSBC BANK PLC

GLOBAL PAYMENTS INC.

AND

HSBC MERCHANT SERVICES LLP

		Page
22.17	Binding Agreement	63
22.18	Withholding Tax; Applicable Sales Taxes; Transfer Pricing	63
22.19	Countering Bribery	66

SCHEDULE 2.5 : EXISTING FORM OF NEW MERCHANT AGREEMENT

SCHEDULE 2.7 : LIST OF KEY ACCOUNTS

SCHEDULE 3.1(b) : JOINT VENTURE SERVICE LEVELS

SCHEDULE 3.1(e) : PROCESSING AGREEMENT

SCHEDULE 3.2.1 : BANK SERVICES AND FEES

SCHEDULE 3.2.2 : BANK SERVICE LEVELS

SCHEDULE 6.1(f) : REFUND OR REFERRAL FEE PURCHASE AMOUNT

SCHEDULE 7.3 : INDEMNIFIED EXISTING MERCHANT LIST

SCHEDULE 7.4 : EXISTING RESERVE ACCOUNTS

SCHEDULE 18.1 : MERCHANT QUALIFICATION CRITERIA

FIRST AMENDED AND RESTATED

MARKETING ALLIANCE AGREEMENT

This FIRST AMENDED AND RESTATED MARKETING ALLIANCE AGREEMENT (“Agreement”) is made on      June 2009, by and among HSBC Bank PLC, a company incorporated under the laws of England and Wales (registered number 14259) with its registered office at 8 Canada Square, London E14 5HQ, GLOBAL PAYMENTS INC., a corporation organized under the Laws of the State of Georgia U.S.A with its registered address at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328, and HSBC Merchant Services LLP (No. 0C337146) a limited liability partnership incorporated under the laws of England and Wales whose registered office at 51 De Montfort Street, Leicester, LE1 7BB.

WHEREAS, on 17 June 2008 the Bank and GPUK entered into the Purchase Agreement pursuant to which the Bank agreed to sell and GPUK agreed to purchase a 51% interest in the Joint Venture; and

WHEREAS, the Parties entered into a Marketing Alliance Agreement dated 30 June 2008 (the “Original Marketing Alliance Agreement”) which sets out certain activities which the Parties have agreed to undertake or cause to be undertaken with respect to the Merchant Acquiring Business; and

WHEREAS, the Bank has agreed to sell and Global Payments U.K. Limited agreed to purchase the Bank’s 49% interest in the Joint Venture; and

WHEREAS, the Parties have agreed to amend and restate the Original Marketing Alliance Agreement as set forth herein; and

WHEREAS, the execution and delivery of this Agreement by the Bank, GPN and the Joint Venture is one of the deliveries to be made at closing of the Instrument of Transfer; and

NOW, THEREFORE, in consideration of the closing of the transactions contemplated by the Instrument of Transfer, of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Bank, GPN and the Joint Venture hereby agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions and Interpretation. Capitalised terms used but not defined in this Agreement shall bear the same meanings as in part 1 of Schedule 1.1 to the Purchase Agreement (the “Definition and Interpretation Schedule”) and the provisions of part 2 of the Definition and Interpretation Schedule shall apply as if they appeared in this Section. Other expressions which are defined in this Agreement shall bear the meanings so assigned to them where used elsewhere in this Agreement.

SECTION 2. MERCHANT AGREEMENTS; SPECIAL ACCOUNTS

SECTION 2.1 Merchant Agreements. Except as expressly provided for in this Agreement, the Bank shall remain a party to all Existing Merchant Agreements and take such other actions as may be necessary in consultation with the Joint Venture in order to comply with the applicable Association Rules as they relate to the Bank Services.

SECTION 2.2 Rights under Merchant Agreements.

(a)	The rights and obligations of the Joint Venture and the Bank in relation to the Existing Merchant Agreements and New Merchant Agreements entered into between the Effective Time and the New Form Merchant Agreement Issue Date are as set out in the Hive Down Agreement. Except as expressly set out herein the Joint Venture shall, after the Effective Time, be entitled to receive all of the rights under all Existing Merchant Agreements and New Merchant Agreements and shall be responsible for all liabilities arising from or relating to all Existing Merchant Agreements and New Merchant Agreements.

(b)	Save as expressly provided below in Section 2.2(c), the Joint Venture shall not, prior to the later of the Migration Completion Date or the expiry or termination of the HSBC Trade Mark Licence Agreement (“Relevant Date”), assign or transfer the benefits or obligations under any Merchant Agreement (other than an assignment of any right of the Joint Venture to revenue) without the prior written Consent of the Bank (not to be unreasonably withheld or delayed). The Bank’s refusal to grant Consent to any such assignment or transfer to a Restricted Entity shall not be considered “unreasonably withheld” by the Bank. For greater certainty, a Change of Control of HMS or of any of HMS’ parent or affiliates shall not constitute an assignment as contemplated by this Section 2.2(b).

(c)	The Joint Venture shall be permitted to assign to any Person:

(i)	at any time after the First Variation Effective Date, its rights to revenue in respect of any Merchant Agreement;

(ii)	at any time after the Relevant Date, any of its rights and obligations in respect of any Merchant Agreements;

(iii)	at any time after the Relevant Date, all of its rights and obligations in respect of any Merchant Agreements where such assignment or delegation is part of a transfer of all of the rights of the Joint Venture under this Agreement to the same Person to whom such Merchant Agreements are assigned;

(iv)	at any time after the Relevant Date, any of its rights and obligations in respect of any Merchant Agreements in relation to any assignment or delegation of any of the Joint Venture’s rights, privileges, duties and obligations hereunder to an Affiliate of the Joint Venture in accordance with, and subject to, Section 22.5 (Assignment);

(v)	at any time after the Relevant Date, in conjunction with a Change of Control, all Merchant Agreements, where all or substantially all of the rights or obligations under such Merchant Agreements are assigned or transferred by the Joint Venture to the Person to whom such control is transferred and who is not an Affiliate of the Joint Venture; and/or

(vi)	at any time after the Relevant Date, any of its rights, privileges, duties and obligations hereunder to any Person into or with which the assigning or delegating Party shall merge or consolidate or to which the assigning or delegating Party shall sell all or substantially all its assets in accordance with Section 22.5.

(d)	In relation to any assignment of Merchant Agreements pursuant to Section 2.2(c) above the Joint Venture shall be entitled to request that the Bank assign to the assignee: (i) any remaining rights and obligations it may have by virtue of remaining a party to the Merchant Agreements; and/or (ii) any BIN/ICA’s which relate to the Merchant Agreements that are to be assigned and which the Bank is permitted to assign pursuant to applicable Laws and Association Rules; and, subject to the Bank being indemnified (in a form reasonably acceptable to the Bank) by the Joint Venture and the relevant assignee against any claims and liability in relation to such Merchant Agreements and BIN/ICAs relating to transactions processed after the effective date of the Bank’s assignment referred to in this Section 2.2(d), the Bank shall assign such Merchant Agreements and/or BIN/ICAs in accordance with such request.

(e)	Save in relation to an assignment under Section 2.2(c)(i), (iii), (iv), (v) and (vi) or any assignment under Section 2.2(c)(ii) where the Joint Venture continues notwithstanding such assignment to carry out (and retains all rights and obligations in relation to carrying out) settlement with the relevant Merchant, following any assignment under Section 2.2(c)(ii) of any Merchant Agreement by the Joint Venture, the Bank shall immediately following the perfection of such assignment (by way of migration, conversion and transfer of the Merchant Agreement and BIN/ICAs to the assignee, as the case may be) have no further obligation or liability to the Joint Venture or any assignee under this Agreement (with respect to the assigned Merchant Agreements), under the assigned Merchant Agreement or otherwise in relation to the assigned Merchant; provided that, the Bank’s obligations under any assigned Merchant Agreements, under this Agreement and in relation to the assigned Merchant will continue as to all liabilities which arose or Credit Card Transactions which were handled prior to the perfection of such assignment from the Bank to the applicable assignee.

(f)	The Parties agree that:

(i)	they will work together in good faith and use their commercially reasonable endeavours to cause an orderly transition of any assigned Merchant Agreements to the relevant assignee or transferee within a transition period reasonably requested by the Joint Venture (and the Joint Venture will pay the Bank’s reasonable costs and expenses in relation to any such transition assistance provided by the Bank pursuant to this Section); and

(ii)	the Joint Venture shall, notwithstanding any assignment of any Merchant Agreement, continue to be liable to the Bank under this Agreement in relation to all obligations and liabilities it has to the Bank in relation to such Merchant Agreement.

SECTION 2.3 Modifications to and terminations of Merchant Agreements.

(a)	The Joint Venture shall not modify any Merchant Agreement in a way which increases the Bank’s liabilities to the Card Associations or under any Merchant Agreement or under this Agreement or any other Operative Document without the Bank’s prior written Consent. Except as set forth in the preceding sentence, Section 2.4 (Modification of Existing Merchant Agreements), Section 2.7 (Key Accounts) and Section 6.1(q) (Exclusivity and Marketing), the Joint Venture shall have the right to modify any Merchant Agreement at any time.

(b)	Subject to the provisions of Section 2.7(c) regarding Key Accounts, the Joint Venture shall have the right to terminate any Merchant Agreement at any time. Unless otherwise expressly provided for in this Agreement, the Bank shall not terminate any Existing Merchant Agreement or New Merchant Agreement without the prior Consent of the Joint Venture such Consent not to be unreasonably withheld.

SECTION 2.4 Modification of Existing Merchant Agreements. Without prejudice to Section 2.3, the Joint Venture shall not effect modifications to Existing Merchant Agreements prior to 1 January 2009 (i) except to the extent it deems reasonably necessary to protect itself against a Loss; or (ii) except in relation to Key Accounts to which Section 2.7 applies, to (on notice to a Merchant in accordance with the terms of the relevant Existing Merchant Agreement), increase the fees charged to that Merchant where:

(a)	such increase is equivalent to a fully absorbed cost increase (including an increase in Interchange Fees) received from a Card Association or Network Organisation;

(b)	the Merchant is priced below Interchange Fees plus Assessments provided that the increase does not result in charges which exceed the Standard Rate; or

(c)	as otherwise agreed with the Bank (including where incorporated in an amended or replaced form of agreement approved by the Bank).

SECTION 2.5 New Merchant Agreements. The Bank and the Joint Venture shall cooperate in good faith to agree a new form of Merchant Agreement as soon as practicable following the Completion Date and, in any event, prior to the date 75 days from the Completion Date (the “New Form Merchant Agreement Target Date”). If the Bank and the Joint Venture have not agreed a new form of Merchant Agreement by the New Form Merchant Agreement Target Date, the Bank and the Joint Venture shall be deemed to have agreed to the latest draft form of Merchant Agreement as proposed by the Joint Venture on such date, provided that such draft form of Merchant Agreement shall comply with applicable Laws, Association Rules and Clearing System Rules. The form of Merchant Agreement deemed to be agreed under the preceding sentence or as agreed between the Bank and the Joint Venture prior to the New Form Merchant Agreement Target Date shall be the “New Form Merchant Agreement”. From the Effective Time until the date the New Form Merchant Agreement has been printed and is ready for issue (which shall be no later than the date 60 days following the New Form Merchant Agreement Target Date) (or any later date agreed between the Joint Venture and the Bank) (the “New Form Merchant Agreement Issue Date”), except as otherwise provided herein, all Merchant Agreements executed by the Joint Venture shall be substantially in the form set out in Schedule 2.5 (Existing Form of New Merchant Agreement). From the New Form Merchant Agreement Issue Date (or any later date agreed between the Joint Venture and the Bank), except as otherwise provided herein, all Merchant Agreements executed by the Joint Venture shall be substantially in the form of the New Form Merchant Agreement, which form may be amended from time to time by the Joint Venture with the prior written Consent of the Bank, (the form in Schedule 2.5 together with the New Form Merchant Agreement and any subsequently agreed amended forms each being an “Agreed Form New Merchant Agreement”). Notwithstanding the foregoing, if the Bank and the Joint Venture provide a joint response to a request for proposal (“RFP”) which relates to Merchant Acquiring Services, the Joint Venture shall have the limited authority to sign, on behalf of the Bank, a New Merchant Agreement which is substantially in the form presented in the joint RFP response even if the form materially differs from the Agreed Form Merchant Agreement, provided that the obligations of the Bank in such agreement do not differ materially from the obligations of the Bank under the Agreed Form Merchant Agreement. Except as set forth above, the Bank’s Consent shall be required prior to the execution of any New Merchant Agreement negotiated between the Joint Venture and a Merchant pursuant to any other RFP. Where in this Section 2 the Bank’s Consent is required in relation to a modification to a Merchant Agreement, or to the terms of a New Merchant Agreement, or to the terms of a new Agreed Form New Merchant Agreement, the Bank’s Consent shall not be unreasonably withheld or delayed and shall be assumed to have been given unless the Bank advises the Joint Venture that it does not Consent within 7 days of a written request for Consent being received by the Bank.

SECTION 2.6 Authorised Agent. The Bank hereby grants to the Joint Venture the limited authority to sign any New Merchant Agreements from time to time on behalf of the Bank in accordance with the terms of this Agreement, provided that such New Merchant Agreements do not differ substantially from the Agreed Form New Merchant Agreement.

SECTION 2.7 Key Accounts.

(a)	Attached hereto as Schedule 2.7 (List of Key Accounts) is a list of Merchants that the Parties acknowledge are significant relationship customers of the Bank (the “Key Accounts”). Notwithstanding any provision to the contrary in this Agreement, the Bank may add any Merchant or otherwise revise the list of Merchants set out in Schedule 2.7 (List of Key Accounts) at any time and from time to time as the Bank may reasonably consider appropriate by giving at least 30 days notice to the Joint Venture provided that at no time will Schedule 2.7 (List of Key Accounts) contain more than 250 Merchants.

(b)	Notwithstanding Section 2.7(c), the Joint Venture may, with 7 days prior written notice to the Bank, amend the pricing relating to a Key Account where the Key Account is currently priced below the Standard Rate applicable to Merchants having characteristics in the market place (including volume levels) materially the same as those of the relevant Key Account (“Relevant Standard Rate”), provided that the increased price charged shall not be greater than the Relevant Standard Rate.

(c)	Except as permitted in Section 2.7 (b), if the Joint Venture desires to cause a Merchant Agreement that relates to a Key Account to be terminated or modified in respect of any material commercial terms (including discount fees and other fees and expenses payable by the Key Account) or to commence or threaten legal action against a Key Account in connection with the applicable Merchant Agreement, the Joint Venture shall first give notice to the Bank’s Joint Venture Representative of its intention to do so (a “Key Account Notice”), which notice shall include a description of the Joint Venture’s proposed course of action and the reasons therefore. A Key Account Notice indicating that the Joint Venture desires either to terminate a Merchant Agreement that relates to a Key Account because it reasonably believes that a continuation of the Merchant Agreement with the Key Account may result in Losses to the Joint Venture (including Losses arising from or in connection with the potential bankruptcy or insolvency of the Key Account or the risk profile of the Key Account or the potential sale, assignment, transfer or disposal of the Key Account), or to seek injunctive or other equitable relief against the Key Account, shall be considered an “Emergency”. The Bank must respond to an Emergency within two Business Days after the Key Account Notice is received by the Bank. If the Key Account Notice does not relate to an Emergency, the Bank shall respond within five Business Days after receipt of the Key Account Notice. If the Bank responds to the Joint Venture within the applicable response time that it wishes to become involved in the proposed action involving a Key Account with a view to avoiding or preventing the proposed termination, modification or legal or other proceeding or action or otherwise addressing the issues set forth in the Key Account Notice, the Bank and the Joint Venture shall negotiate in good faith to ensure that a mutually agreeable solution is reached as soon as reasonably possible. In the event that (i) the Bank does not respond to the Key Account Notice within the applicable response time, or (ii) the Bank responds but the Bank and the Joint Venture do not reach a mutually agreeable solution including where the Bank does not agree to subsidise or otherwise contribute or provide rights of indemnity (to the satisfaction of the Joint Venture) with respect to Losses arising from or in connection with such Key Account or the Merchant Agreement relating to such Key Account (A) in the case of an Emergency, at the end of the second Business Day, or (B) in any other case, at the end of the 10th Business Day after the Bank has responded, or failed to respond within the applicable response time, to the Key Account Notice, the Joint Venture shall be permitted to proceed with the course of action proposed in the Key Account Notice without any further notice to or Consent from the Bank.

(d)	The Bank may, from time to time, request the Joint Venture to offer Merchant Acquiring Services for specified fixed periods to certain Key Accounts on the basis of Interchange Fees and Assessments plus an agreed margin which margin (“Discounted Margin”) is lower than the margin element of the Standard Rate applicable to Merchants having characteristics in the market place (including volume levels) materially the same as those of the relevant Key Account (“Standard Margin”). The Joint Venture and the Bank shall negotiate in good faith taking into account prevailing market conditions and competitive pricing and agree on a reduction of the Standard Margin for such Key Accounts, failing which the Joint Venture shall honour the Discounted Margin request as long as the Bank agrees to pay to the Joint Venture the difference between the Discounted Margin and the Standard Margin (the “Reimbursement Amount”). The Joint Venture shall invoice the Bank monthly for any Reimbursement Amount owed by the Bank under this Agreement and such invoices shall be due and payable within 30 days after receipt by the Bank.

(e)	If the Bank desires to terminate any arrangement described in Section 2.7(d) with respect to a particular Key Account, it shall have the right to do so by providing the Joint Venture with written notice in advance of such termination specifying the effective date of termination; provided, however, that such notice period must be at least as long as the notice period required under the terms of the applicable Merchant Agreement for the Joint Venture to terminate or if appropriate amend, as applicable, the applicable Merchant Agreement plus an additional 30 days.

SECTION 2.8 Bank Affiliate Transactions and “on us” transactions.

(a)	The Bank acknowledges that there are certain Credit Card Transactions (collectively, “Bank Affiliate Transactions”) of the Bank and certain of its Affiliates and other Persons in which the Bank has an ownership interest (e.g., insurance and brokerage subsidiaries) (collectively, for the purposes of this Section only, “Bank Affiliates”). The Bank agrees that it shall use commercially reasonable endeavours to ensure that all Bank Affiliates who utilise the Merchant Acquiring Services or services similar to the Merchant Acquiring Services (i) process Bank Affiliate Transactions exclusively through the Joint Venture; and (ii) execute a New Merchant Agreement with the Joint Venture in the same form as the Agreed Form Merchant Agreement not later than 6 months after the Effective Time. Where a Bank Affiliate Transaction is processed in the absence of a Merchant Agreement being in place with the relevant Bank Affiliate the Bank shall charge the Bank Affiliate at a rate equivalent to that charged by the Joint Venture in the Ordinary Course for such processing and shall reimburse the Joint Venture all sums received from the Bank Affiliate.

(b)

The Bank acknowledges that certain Credit Card Transactions are processed as “on us” transactions by the Bank rather than being processed through the Credit Card Interchange System, including, but not limited to, Bank Affiliate Transactions referred to above. Between the Effective Time and the date that all transactions are processed through the Credit Card Interchange System, the issuing side of the Bank shall receive “on-us” rates for all “on-us” transactions which rates shall not exceed the Interchange Fees that the relevant Bank Affiliate Transaction would have otherwise attracted. The Bank agrees that following the Transition Period, all such transactions shall be processed through the Credit Card Interchange System, unless otherwise agreed or required by Laws or Association Rules.

SECTION 3. SERVICES

SECTION 3.1 Joint Venture Services; Processor Exclusivity.

(a)	During the Term, the Joint Venture shall provide the Joint Venture Services in respect of all Merchant Agreements in accordance with this Agreement (either through itself or through the Transition Agreement or the Processing Agreement). For the avoidance of doubt, if any of the Bank’s benefits or obligations under any Merchant Agreements which are intended to be transferred or assigned to the Joint Venture are not effectively transferred or assigned for any reason, the Joint Venture shall perform the Joint Venture Services (including such obligations) in respect of such Existing Merchant Agreements in accordance with this Agreement notwithstanding that the Bank may remain bound by such Merchant Agreements in respect of such obligations and the Joint Venture shall be entitled to all of the benefits thereunder.

(b)	Without prejudice to the generality of this Section 3.1, the Joint Venture shall ensure that the Joint Venture Services shall not give rise to any material deterioration in terms of the types, quality or standard of the services, products and functionalities provided or supported by the Bank under the Merchant Acquiring Business as a whole immediately prior to the Completion Date. The Joint Venture shall provide the Joint Venture Services in accordance with the service levels described in Schedule 3.1(b) (Joint Venture Service Levels). Notwithstanding the foregoing, during the period from the Completion Date to a date 30 days after the Back End Migration Completion Date or the Front End Migration Completion Date (as applicable) if and to the extent that the Required Information delivered by the Bank under the Transition Agreement does not include the information described in Part 1 (in relation to Back End Migration) or Part 2 (in relation to Front End Migration) of Schedule 6 of the Transition Agreement or such information is inaccurate then the Joint Venture shall not be in breach of its obligations under this Agreement to meet a Joint Venture Service Level if the breach is caused by such omission or inaccuracy of information and provided always that the Joint Venture shall use commercially reasonable endeavours to achieve the relevant Joint Venture Service Levels and to cure any failure to do so. Notwithstanding anything in this Agreement to the contrary, except for a breach of the Joint Venture Critical Service Levels which are set forth in Section 15.4 (c) below, no breach of a Joint Venture Service Level shall constitute a Joint Venture Default.

(c)	As the Joint Venture’s and the GPN Processor’s technological infrastructure becomes operational and, in no event later than the end of the Transition Period, the Joint Venture Services shall include products and services that, considered as a whole from the vantage point of customers, are reasonably competitive in comparison to leading acquirers in the United Kingdom. For greater certainty, the Joint Venture shall not be required to offer every product or service offered by leading acquirers in the United Kingdom and shall not be required to be the lowest cost acquirer.

(d)	The Joint Venture Services shall also include merchant reporting tools and other back-end product features which are necessary for the growth of the Merchant Acquiring Business.

(e)	The Joint Venture has appointed GPN as the GPN Processor with effect from the Effective Time under the terms of the Processing Agreement attached at Schedule 3.1 (e) (Processing Agreement). Whilst the Bank is represented on the Board, the Joint Venture shall not agree to any amendment to the Processing Agreement which could reasonably be expected to have a material adverse effect on the Joint Venture or the Bank or to terminate the Processing Agreement without the Board’s Consent. If the Bank is not represented on the Board, the Joint Venture shall (i) not make any material amendment to the terms of the following provisions within the Processing Agreement: Sections 7 (Joint Venture Data, Bank Data), 8 (Data Processing), 9 (Audits, Regulatory Examinations and Compliance) and 10.13 (Confidentiality); and (ii) procure that the GPN Processor complies with Section 2.4(c) of the Processing Agreement (Use of Subcontractors); and (iii) not enter into any replacement Processing Agreement that does not include provisions offering substantially the same protections to the Bank as those contained in the Sections described above, in each case, without the Bank’s Consent. In the event that the Joint Venture receives a notice of termination of the Processing Agreement from the GPN Processor, at any time, the Joint Venture shall promptly notify the Bank.

SECTION 3.2 Bank Services. During the Term the Bank shall provide the Bank Services as set out in Schedule 3.2.1 (Bank Services and Fees) unless otherwise agreed with the Joint Venture or provided for in this Agreement. The Bank shall ensure that the Bank Services shall not (i) give rise to any material deterioration in the services and functionalities provided or supported by the Bank prior to the Effective Time which are equivalent to the Bank Services; and (ii) cause any breach of the Merchant Agreements. The Bank shall provide the Bank Services in accordance with the standards applied before the Completion Date and in accordance with the service levels described in Schedule 3.2.2 (Bank Service Levels). Except for a breach of a Bank Critical Service Level which is set forth in Section 15.3 (c), no breach of a Bank Service Level hereunder shall constitute a Bank Default.

SECTION 3.3 Authorisations and Consents. The Joint Venture shall be solely and fully responsible for ensuring compliance by the Joint Venture with all applicable Laws, Association Rules and Clearing System Rules, including any service levels established thereunder, and obtaining and complying with the terms and conditions of all Authorisations and Consents required by applicable Laws, Association Rules and Clearing System Rules, in each case, with respect to the Joint Venture Services to be performed by the Joint Venture or by other Persons (other than the Bank) on its behalf, and shall pay all related Merchant acquiring fees, costs and expenses and assume all other obligations associated therewith. The Joint Venture shall be solely and fully responsible for and shall pay all fines and penalties arising from or in connection with any non-compliance by the Joint Venture or any Person (other than the Bank) on its behalf with any Merchant Agreement, applicable Laws, Association Rules or Clearing System Rules or other applicable requirements in respect of its delivery of the Joint Venture Services. As between the Bank and the Joint Venture, the Joint Venture shall collect from and be responsible for any fines and penalties arising from the non-compliance by a Merchant with any Association Rules or Clearing System Rules. Other than the Merchant acquiring fees, costs and expenses described above the Joint Venture shall not be responsible for any Authorisations, Consents, memberships or sponsorships required to be obtained and/or maintained by the Bank or any Person on its behalf or for any related fees, costs and expenses required or incurred in connection with the performance by the Bank or any Person on its behalf of the Bank Services. The Bank shall be solely and fully responsible for ensuring compliance with all applicable Laws, Association Rules and Clearing System Rules, including any service levels established thereunder, and obtaining and complying with the terms and conditions of all Authorisations and Consents required by applicable Laws, Association Rules and Clearing System Rules, in each case, with respect to the Bank Services to be performed by it or by other Persons on its behalf and, subject to the Bank’s right to reimbursement as set out in this Agreement, shall pay related fees, costs and expenses and assume all other obligations associated therewith. For the avoidance of doubt, the Bank shall pay all membership fees, costs and expenses of the applicable Card Associations and Network Organisations which arise solely and directly from the Bank’s status as an issuer of Cards (and no right of reimbursement shall apply to such fees, costs and expenses). The Bank shall be responsible for and shall pay all fines and penalties arising from or in connection with non-compliance by the Bank or any Person on its behalf with any applicable Laws, Association Rules or Clearing System Rules or other applicable requirements, in respect of its delivery of the Bank Services (and no right of reimbursement shall apply to such fees, costs and expenses and, for the avoidance of doubt, Section 19.2(d) is not intended to limit or exclude the Bank’s liability to the Card Associations in respect of such fines and penalties). Notwithstanding anything to the contrary contained in this Agreement, the Bank shall not be responsible for any Authorisations and Consents required to be obtained and/or maintained by the Joint Venture or any Person on its behalf or for any related fees, costs and expenses required or incurred in connection with the performance by the Joint Venture or any Person on its behalf of the Joint Venture Services. In the event that the Bank receives a notice of a violation by the Joint Venture of a Merchant Agreement or an applicable Law, Association Rule or Clearing System Rule, the Bank shall as soon as reasonably practicable notify (but in no event more than two Business Days following receipt of such notice) the Joint Venture of the occurrence and details of such event.

SECTION 3.4 Fees for Bank Services; Invoices.

(a)

Except as provided for in Section 8.5, the Bank shall charge the Joint Venture in providing the Bank Services the fees described in Schedule 3.2.1 (Bank Services and Fees) and: (i) for any Bank Service that is provided during the period from the Effective Time to the First Variation Effective Date which continues to be provided following the First Variation Effective Date and which is not covered by Schedule 3.2.1, an amount equal to the Direct Costs incurred by the Bank or any of its Affiliates in the provision of the Bank Services not covered by Schedule 3.2.1; and (ii) for any New Bank Service, such fees, charges and/or costs as may be agreed between the Bank and the Joint Venture (and the Bank shall not be required to provide any New Bank Service, and the Joint Venture will not be obligated to purchase any New Bank Service from the Bank, unless and until such fees, charges and/or costs have been agreed), in each case subject to any adjustment pursuant to Section 22.18(k) (Withholding Tax; Applicable Sales Taxes; Transfer Pricing) (provided that, for the avoidance of doubt, the Bank may not charge for the same services under both this Agreement and the Transition Agreement). The Bank shall invoice the Joint Venture by the 15th day of each month for the Bank Services provided during the immediately preceding month. The Joint Venture shall pay any undisputed amounts set forth in the Bank invoices within 30 days after receipt. All payments shall be made in pounds sterling. Except as otherwise specifically set out in this Agreement, the charges set forth in Schedule 3.2.1 are the sole and exclusive charges for the Bank Services. For greater certainty, any Bank Service covered by Section 9.1(b) (Payment of Scheme Fees and Interchange Fees) shall be reimbursed in accordance with that Section 9.1(b) and not this Section.

(b)	The Joint Venture shall notify the Bank of any disputed amounts contained in any invoice submitted under this Section in the manner specified in, and the dispute shall be resolved in accordance with, Section 3.4(e).

(c)	GPN and the Joint Venture shall have the right to audit the Books and Records of the Bank applicable only to the Bank’s billing for the provision of the Bank Services hereunder; provided that such inspection shall be conducted not more often than at reasonable intervals, shall be at mutually agreeable times upon prior appointment and subject to the Bank’s Security and Privacy Policies and Procedures.

(d)	[Intentionally blank]

(e)	Any dispute arising from any invoice issued pursuant to this Section 3.4 shall be resolved in the following manner:

(i)	within 180 days after receiving the invoice, the Joint Venture shall serve written notice on the Bank stating the nature and amount of its dispute;

(ii)	the Joint Venture and the Bank shall each appoint an appropriate officer with authority to resolve the dispute on its behalf within 10 days after the Bank has received the notice of dispute from the Joint Venture;

(iii)	the officers respectively appointed by the Joint Venture and the Bank shall act in good faith and use all reasonable endeavours to resolve the dispute;

(iv)	if the dispute is not resolved within 30 days after the Bank receives the notice of dispute from the Joint Venture, the dispute shall be handled in accordance with Section 21 (Dispute Resolution);

(v)	the Bank shall not be entitled to serve notice under Section 15.4(a) in respect of any disputed amount for as long as such dispute is continuing;

(vi)	the Joint Venture shall pay the Bank all undisputed amounts of any invoice on or before the due date whilst the dispute is being resolved in accordance with the provisions of this Agreement. If it is later agreed by the Joint Venture and the Bank or it is ordered by an arbitrator or court that the whole or any part of the disputed amount of the invoice should be paid by the Joint Venture, the Joint Venture shall pay to the Bank the disputed amount together with interest on that amount at the rate of 10% per annum for the period from the due date on the applicable invoice until the date on which payment is actually received by the Bank.

(f)	The Joint Venture shall not be obligated to pay any fees or expenses to the Bank under this Agreement unless the Bank delivers an invoice to the Joint Venture for such fees or expenses within six months after the last day of the month in which such fees or expenses are incurred. All invoices issued to the Joint Venture shall be in a form which complies with any applicable Laws.

SECTION 3.5 GPN obligation in relation to Transition Agreement. GPN shall pay to the Bank the sums described in Sections 5.5(b) (Delayed Back-End Migration Completion) and 5.7(b) (Delayed Front-End Migration Completion) of the Transition Agreement on behalf of the GPN Processor.

SECTION 4. DEPOSIT AND SETTLEMENT PROCEDURES

SECTION 4.1 Acceptance, Delivery, and Settlement of Credit Card Transaction Records and Debit Card Transaction Records.

(a)	On and after the Effective Time, the Joint Venture shall accept Credit Card Transaction Records and Debit Card Transaction Records from Merchants in documentary or electronic (including telephonic) form and shall transmit such information as is reasonably required by the Bank to settle with Merchants in the Ordinary Course of the Joint Venture’s business in accordance with the provisions of this Agreement and the applicable Merchant Agreement.

(b)

The Bank or its Affiliates (as applicable) shall, on the instructions of the Joint Venture and subject to the receipt of the information described in Section 4.1(a), transfer funds from the applicable Settlement Account to the Merchant Depository Accounts (whether maintained by Merchants with it or with financial institutions other than the Bank or any of its Affiliates) in the Ordinary Course of the Bank’s business for settling transactions effected by the Merchants. In the case of Merchants that are settled on a net basis, such settlement amounts shall be net of certain Account Fees depending on the Joint Venture’s arrangement with the Merchant.

(c)	The Bank or its Affiliates, as applicable, shall debit funds from the applicable Settlement Account to effect transfers in accordance with Section 4.1(b). In the event that the Daily Aggregate Balance of the Settlement Accounts is negative at the end of a day, the Joint Venture shall pay the Bank a service fee in accordance with Section 4.3. Unless otherwise agreed by the Joint Venture and the Bank, the Bank and its Affiliates shall be prohibited from backdating any settlement deposits into a Merchant Depository Account (e.g., giving a Merchant credit for funds availability in its Merchant Depository Account before the funds are actually deposited). The Joint Venture shall also be prohibited from requesting the transfer of funds to either a Merchant Depository Account or a Joint Venture Bank Account prior to the requests for settlement being sent to the respective Card Association or Network Association.

(d)	The Parties agree that any over-the-counter cash advances shall be processed (authorized and settled) through the Credit Card Interchange System from the Effective Time. The Joint Venture shall be entitled to all processing revenues (including but not limited to the reverse interchange) arising from over-the-counter cash advances whether or not Bank Affiliates have entered into a Merchant Agreement pursuant to Section 2.8 (a) (Bank Affiliate Transactions and “on us” transactions). The Bank shall be liable for any valid Chargeback arising from such transactions.

SECTION 4.2 Amendments. The Parties acknowledge and agree that the procedures set forth in this Section 4 may be amended by agreement between the Joint Venture and the Bank from time to time provided that such amended procedures are in accordance with applicable Laws, Association Rules, Clearing System Rules and provided further that there is no material adverse impact on the Bank.

SECTION 4.3 Funding Costs for Merchant Settlement.

(a)	In the event the Daily Aggregate Balance of all of the Settlement Accounts at midnight (local time in the UK) on any day is negative, the Joint Venture shall owe the Bank a service fee equal to the negative amount of such Daily Aggregate Balance multiplied by the Bank’s then applicable daily lending rate which shall be equal to the best rate then available from the Bank for a similar secured lending facility. The Bank shall provide the Joint Venture with a reconciliation of the debit balances and credit balances in all of the Settlement Accounts which have been used to calculate each Daily Aggregate Balance within thirty days after the end of the applicable month and the Joint Venture shall pay any service fee owing to the Bank within 30 days after the Joint Venture’s receipt of the applicable invoice from the Bank. The reconciliation provided by the Bank shall include a description of the daily debit or credit balance in each Settlement Account, together with the applicable lending rate.

(b)	Upon receiving cleared funds from the applicable Card Association or other settlement system for settlement of Credit Card Transactions, the Bank shall apply such funds towards satisfaction of any debit balance in the relevant Settlement Account on a same day basis.

(c)	The Daily Aggregate Balance shall not include any debit balance in any Settlement Account to the extent that the applicable amount of debit balance is satisfied in full through the receipt of cleared funds from the applicable Card Association or other settlement system on or before midnight (local time in the UK) on the same day that such amount of debit balance was incurred.

(d)	Notwithstanding anything to the contrary contained in this Agreement, the Bank shall not charge the Joint Venture any service fee described in Section 4.3(a) on any Card Transactions involving Cards issued by the Bank which are “on us” transactions.

SECTION 5. PAYMENTS AND ACCOUNTS; CLEARING ARRANGEMENTS

SECTION 5.1 General.

(a)	The Bank shall maintain one or more internal, segregated settlement accounts (the “Settlement Accounts”), the sole purpose of which shall be for the Bank to receive funds from the Card Associations and Network Organizations, as the case may be, in connection with the Merchant Acquiring Business.

(b)	The Bank shall provide the Joint Venture electronically with details of settlement activities (in the manner, format and content agreed to by the Joint Venture and the Bank) on a daily and monthly basis. The Bank’s obligation under this Section is satisfied by providing the Joint Venture with unlimited electronic view access to the Settlement Accounts.

(c)	The Bank shall provide the Joint Venture the ability to instruct the Bank to make transfers from the Settlement Account to Merchant Depository Accounts or from the Settlement Accounts or from the Merchant Depository Accounts to the Joint Venture bank accounts consistent with funding rights provided for in the Merchant Agreements and in accordance with Association Rules. These transfers will reflect settlement activities and shall include, but not be limited to, Account Fees, merchant fees, establishment of Reserve Accounts, Chargeback and Credit Losses, merchant funding exceptions (i.e., returns and miscellaneous Merchant fund transfers), Card Association fees and exceptions (i.e., rejects).

(d)	In any event where the Merchant Acquiring Business receives settlement proceeds from the Credit Card Associations in one currency and pays a Merchant in another currency, the Bank agrees to make any such currency conversion requested by the Joint Venture. The Bank shall charge the Joint Venture for such foreign exchange activities as provided for in Schedule 3.2.1 (Bank Services and Fees).

SECTION 5.2 Withdrawal of Account Fees and Unreimbursed Chargebacks from Merchant Depository Accounts. The Bank shall take the actions set forth in this Section 5.2 unless otherwise prohibited by the Merchant Agreement. On a monthly basis, or more frequently if requested by the Joint Venture, for all Merchants which do not have their Account Fees debited from their net settlement amounts on a daily basis, (a) the Joint Venture shall direct the Bank to withdraw the Account Fees from each Merchant Depository Account maintained with the Bank or any of its Affiliates, and (b) for each Merchant whose Merchant Depository Account is maintained with a financial institution other than the Bank, collect such Account Fees from the Merchant in the Ordinary Course of the Bank’s business. Except as otherwise stated in Sections 2.4 (Modification of Existing Merchant Agreements), 2.7 (Key Accounts) and 6.1(q) (Exclusivity and Marketing), the Joint Venture shall have the right to change the manner in which Account Fees are calculated and the Bank shall be obligated to use commercially reasonable endeavours to accommodate such changes, so long as changes are consistent with the applicable Merchant Agreements, Law and/or Association Rules. On each Business Day for any Merchant whose unreimbursed Chargebacks and Credit Losses are not already offset from its daily settlement amounts, the Joint Venture shall direct the Bank to (i) withdraw any unreimbursed Chargebacks and Credit Losses from each Merchant Depository Account maintained with the Bank or any of its Affiliates, and (ii) for each Merchant whose Merchant Depository Account is maintained with a financial institution other than the Bank or any of its Affiliates, collect such Chargebacks and Credit Losses from the Merchant in the Ordinary Course of the Bank’s business. The Bank shall cause the Account Fees and amounts related to unreimbursed Chargebacks, Credit Losses and Merchant settlement adjustments, if any, to be deposited into a Joint Venture Bank Account. For the avoidance of doubt, the Bank is not required to take any collection or enforcement steps or action other than debiting or collecting the relevant amounts in accordance with this Agreement.

SECTION 5.3 Ownership of Settlement Accounts. The Parties agree that the Settlement Accounts shall be held in the name of the Bank or its Affiliates in order to comply with applicable Association Rules concerning the use by the Joint Venture of the Bank’s BIN/ICAs. The Parties agree that the funds which are held in the Settlement Accounts at any given time are held for the benefit of the applicable Merchants and the Joint Venture according to the terms of the relevant Merchant Agreement and this Agreement as their respective rights and interests to those funds are set forth therein and the Bank shall not exercise any right over such funds except as otherwise set forth in this Agreement.

SECTION 6. EXCLUSIVITY AND MARKETING

SECTION 6.1 Referral of Potential Merchants; Covenant Not to Compete; Exclusivity; Indemnification for Indemnified Merchants.

(a)	For the purposes of this Section 6, “Restriction Period” means the period of time commencing on the Completion Date and ending on the start of the Run-Off Period.

(b)

Subject to Section 6.1 (c), during the Restriction Period, neither the Bank nor any of its Affiliates shall provide access to a BIN/ICA number owned by the Bank or an Affiliate of the Bank to any Person for the purposes of a Competing Business in the United Kingdom. This Section 6.1 (b) shall not restrict the Bank or any of its Affiliates from providing access to an Affiliate of the Bank (whose primary business is outside the United Kingdom) to a BIN/ICA number owned by the Bank or a Bank Affiliate in relation to the provision of services similar to Merchant Acquiring Services that are Pan-European or International Acquiring Services to a merchant of such Affiliate (whose primary business is outside the United Kingdom) in respect of which an expression of interest is received by the Bank or an Affiliate of the Bank from outside the United Kingdom.

(c)	During the Restriction Period, neither the Bank nor any of its Affiliates shall directly or indirectly solicit or accept on its own behalf or on behalf of any Person (other than the Joint Venture) any Merchants or Prospective Merchants in relation to a Competing Business in the United Kingdom.

(i)	The Bank further agrees that where GPUK (or any Affiliate of GPUK) owns 100% of the Membership Units in the Joint Venture neither the Bank nor its Affiliates shall:

(A)	for six months following the Restriction Period solicit or accept Merchants or Prospective Merchants on its own behalf or on behalf of any Person (other than the Joint Venture); or

(B)	for eighteen months following the later of (i) the end of the Restriction Period, and (ii) completion of the Transfer resulting in GPUK (or any Affiliate of GPUK) owning 100% of the Membership Units in the Joint Venture, solicit Merchants on its own behalf or on behalf of any Person (other than the Joint Venture), in each case in relation to a Competing Business in the United Kingdom.

(ii)	GPN further agrees that where the Bank owns 100% of the Membership Units in the Joint Venture neither GPN nor its Affiliates shall, for eighteen months following the later of (i) the end of the Restriction Period, and (ii) completion of the Transfer resulting in the Bank owning 100% of the Membership Units in the Joint Venture, solicit Merchants on its own behalf or on behalf of any Person (other than the Joint Venture) in relation to a Competing Business in the United Kingdom, except as permitted by Section 6.1(k).

(d)	During the Restriction Period neither the Bank nor any of its Affiliates shall participate, directly or indirectly, in a Competing Business in the United Kingdom (unless such Competing Business is entered into through the Joint Venture).

(e)	Subject to Section 6.1(g), during the Restriction Period, the Bank shall refer only to the Joint Venture any Person (a “Prospective Merchant”) who expresses an interest in obtaining any of the following:

(i)	Merchant Acquiring Services in the United Kingdom;

(ii)	Merchant Acquiring Services that are Pan-European; or

(iii)	International Acquiring Services,

in each case where the relevant referral is made by or through the Bank based in the United Kingdom.

(f)	Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change of Control of the Bank, the foregoing shall continue to apply to the Bank and its successors notwithstanding such Change of Control. In the case of a Change of Control of the Bank involving a Merger Transaction where the Bank is not the Surviving Person immediately following the completion of such Merger Transaction, then the obligations contained in this Section shall apply to (i) all of the branches (and the existing and potential merchants with accounts at such branches) of the Bank in existence on the date immediately prior to the Change of Control even if the name of such branches is changed or the control of such branches is changed as a result of such Change of Control, and (ii) to any other branches which bear the HSBC name (or derivation thereof) provided that there shall be no obligation on the Surviving Person to comply with this Section where to do so would put the Surviving Person in breach of a written obligation of the Surviving Person pre-dating the Merger Transaction. The foregoing exception shall relieve the Bank or the Surviving Person of its obligations hereunder only to the extent prohibited by the express terms of the agreement and for only so long as the written agreement referred to in the foregoing sentence remains in effect and the Bank and/or the Surviving Person shall terminate such obligation at the earliest possible time allowed by such agreement (pursuant to a right to terminate for convenience or at the end of the term) and shall not seek to extend the term of such obligation. If, following a Change of Control of the Bank, there is a material, sustained reduction in the number of referrals being made by the Bank to the Joint Venture and such reduction is not justified by normal market fluctuations or circumstances other than the Change of Control of the Bank, then, at GPN’s option, the Bank’s referral obligations shall cease and the Bank shall pay GPN (on behalf of GPUK) an amount as set forth in Schedule 6.1 (f) (Refund of Referral Fee Purchase Amount) (the “Referral Fee Purchase Amount”).

(g)	Section 6.1 (e) shall not apply where the Joint Venture determines that Joint Venture Services or functionalities required by any Prospective Merchant are not currently made available by the Joint Venture and cannot be made available by the Joint Venture within a reasonable period of time.

(h)

The Parties acknowledge that, in addition to the Merchant Acquiring Business that is the subject of this transaction, as at the Completion Date the Bank and/or its Affiliates operate businesses similar to the Merchant Acquiring Business in other regions of Europe (each an “Affiliated Business”). If, prior to the start of the Run-Off Period, the Bank or its Affiliate desires to transfer an Affiliated Business to another Person (other than an Affiliate of the Bank), the Bank must, subject to the grant of any regulatory approvals that may be required and to the remainder of this Section 6.1(h), first provide to the Joint Venture the opportunity to review information relevant to transferring that Affiliated Business and to allow the Joint Venture, within a period of 30 days following receipt of all information reasonably requested by the Joint Venture, to make an offer to acquire such Affiliated Business and to accept such offer provided that it is on terms (including material non-monetary terms) substantially equal to or better than those offered by the relevant other Person (and in the case of a transfer relating to an Affiliated Business operated by HSBC Bank Malta, the terms are deemed by HSBC Bank Malta to be an acceptable offer) and unless the Bank or the relevant Affiliate decides not to proceed with the transfer of the Affiliated Business. If GPN (or one of its Affiliates) has already entered into another merchant acquiring joint venture with another major financial institution in the primary country in which such Affiliated Business operates which is a competitor of the Bank, which relationship the Bank reasonably deems unacceptable, and which cannot be terminated or which cannot be modified to the Bank’s reasonable satisfaction within a reasonable period of time, the Joint Venture shall have no right of first refusal under this Section 6.1(h) as to such Affiliated Business at that time but no other rights hereunder shall be affected.

(i)

If prior to the start of the Run-Off Period the Bank or any of its Affiliates (each, a “Controlled Person”) directly or indirectly acquires a business similar to the Merchant Acquiring Business in the United Kingdom (an “Acquired Affiliated Business”), such Controlled Person shall be required, subject to the grant of any regulatory approvals that may be required, to offer such business to the Joint Venture at fair market value (determined in accordance with the procedures set forth in the Partnership Agreement (in effect immediately prior to the First Variation Effective Date)) (other than in relation to an Affiliated Business operated by HSBC Bank Malta in respect of which the value shall be as agreed between the Joint Venture and HSBC Bank Malta) within 180 days of such acquisition in accordance with the provisions of this Section unless such a transfer (A) would result in a breach of any pre-existing obligation of such Acquired Affiliated Business that is assumed by the Bank in connection with the acquisition of such Acquired Affiliated Business or of an obligation of the Bank or any of its Affiliates which exists as at the Completion Date, or (B) is otherwise prohibited by Laws, or (C) would cause the Bank to incur a material termination fee (unless the Joint Venture agrees to fund such termination fee). The foregoing exception shall only relieve the Bank of its obligations hereunder for so long as the obligation, restriction, or cause, as applicable, referred to in the foregoing sentence remains in effect and the Bank shall terminate such obligation at the earliest possible time allowed by such agreement (under a right of termination for convenience or as allowed at the end of the term only) and shall not seek to extend the term of such obligation. Except in relation to a transfer relating to an Affiliated Business operated by HSBC Bank Malta, the Joint Venture has a period of 30 days following receipt of the determination of fair market value from the Appraisers which shall constitute the offer from the Bank in which to accept such offer. The parties agree that, if (i) an exception to the Bank’s obligation to offer the Acquired Affiliated Business to the Joint Venture as described in this Section 6.1(i) applies, or (ii) the Joint Venture does not accept the offer to acquire the Acquired Business within this 30 day period, the Bank’s obligations set out in this Section 6.1(i) shall not apply in relation to the Acquired Affiliated Business at that time, but any other rights hereunder shall not be affected. In the event that an offer by the Joint Venture is accepted pursuant to the terms of this Agreement, the Joint Venture and the Bank shall use commercially reasonable endeavours to complete such sale as soon as practicable. In relation to an Acquired Affiliated Business operated by HSBC Bank Malta, should the Controlled Person be required to offer such business to the Joint Venture then the Controlled Person shall provide to the Joint Venture the opportunity to review information relevant to transferring that Acquired Affiliated Business and to allow the Joint Venture, within a period of 30 days following receipt of all information reasonably requested, to make an offer to acquire such Acquired Affiliated Business and to accept such offer provided that it is on terms (including material non-monetary terms) that are deemed by HSBC Bank Malta to be an acceptable offer.

(j)	[Intentionally blank]

(k)	The BIN/ICA numbers owned by the Bank or any of its Affiliates and utilised by the Joint Venture pursuant to this Agreement shall not be used for any business of GPN or the Joint Venture other than the Merchant Acquiring Business and shall not, without the prior express written consent of the Bank, be used for the purposes of providing Merchant Acquiring Services (or any other services) to any Person other than those Merchants who have a Merchant Agreement in effect as at the First Variation Effective Date and any new Merchants who enter into a Merchant Agreement as a consequence of Organic Growth or who become Merchants as a consequence of the acquisition by the Joint Venture of a merchant acquiring portfolio from the Bank or any of its Affiliates.

(l)	During the Restriction Period the Joint Venture shall not form an alliance with any Restricted Entities in the United Kingdom. Notwithstanding the foregoing the Bank acknowledges that a parent of the Joint Venture could be acquired by a bank or by a Restricted Entity and nothing herein shall be construed as attempting to prevent or restrict such acquisition and such acquisition shall not put either the Joint Venture or the acquiring party in breach of this Section as a result of such acquisition.

(m)	The Joint Venture may solicit:

(i)	Merchant Acquiring Services within the United Kingdom;

(ii)	International Acquiring Services anywhere in the world;

(iii)	Merchant Acquiring Services, both domestic and Pan-European, in regions of Europe where the Bank or any of its Affiliates as of the Completion Date:

(A)	do not operate a business similar to the Merchant Acquiring Business; or

(B)	operate a business similar to the Merchant Acquiring Business but subsequently ceased operating such business,

(“Non-Operating Region”).

(n)	Notwithstanding Section 6.1(m) the Joint Venture can provide Merchant Acquiring Services in any region of Europe provided that the referral or request for services is received by the Joint Venture outside a Non-Operating Region.

(o)	Save as permitted by Sections 6.1(m) and 6.1(n), the Joint Venture shall, during the Term, be prohibited from offering or marketing the Joint Venture Services without the Consent of the Board whilst the Bank is represented on the Board and thereafter without the Consent of the Bank.

(p)	The Joint Venture shall pay the Bank a referral fee in connection with referrals of potential merchants to the Joint Venture consistent with the terms set forth in Schedule 3.2.1 (Bank Services and Fees) and the Bank agrees that the Merchant Acquiring Business shall remain a discreet item on the performance statements for the Bank customer referral generating relationship managers, and, for the period between the First Variation Effective Date and the expiry or termination of the HSBC Trade Mark Licence Agreement, the income reporting for all existing Merchants as at the First Variation Effective Date who remain live customers, shall remain at levels that are equivalent to those levels in effect immediately prior to the First Variation Effective Date. Such amount shall be paid for each potential merchant that (a) executes a Merchant Agreement with the Joint Venture, and (b) remains active for no less than 30 days.

(q)

If the Joint Venture does not wish to enter into a New Merchant Agreement with a Prospective Merchant or prospective merchant referred to the Joint Venture by the Bank, the Bank may request that the Joint Venture accept such Prospective Merchant or prospective merchant (each, an “Indemnified Merchant”) in exchange for the Bank’s agreement to subsidize or otherwise contribute or provide rights of indemnity as agreed by the Joint Venture and the Bank, as applicable, with respect to Losses under the Merchant Agreement with the Indemnified Merchant. The Joint Venture shall not unreasonably refuse to offer Joint Venture Services to a Prospective Merchant or prospective merchant referred to the Joint Venture by the Bank unless such refusal is consistent with the Merchant Qualification Criteria or unless the Joint Venture is incapable of providing the services requested. If the Joint Venture and the Bank agree upon the terms and conditions of such arrangement, the Joint Venture shall accept such Prospective Merchant or prospective merchant subject to such arrangement and shall not modify such arrangements in a manner which would increase the Bank’s liability or cause the Bank’s subsidy obligations to increase without the Bank’s prior Consent and shall in relation to any other modifications to or the termination of any such arrangement provide the Bank with prior notification. The Bank acknowledges and agrees that, except as expressly set out below, the indemnification obligations described in this Section are complete, (subject to Section 6.1(r)) irrevocable, nontransferable, unqualified, unconditional and, subject to the Bank’s right to terminate such obligations under Section 6.1(r), shall survive termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Bank, their Affiliates and their successors and assigns waive any and all claims, demands, and causes of action against the Joint Venture, GPN, and all of GPN’s Affiliates regarding any indemnification amounts paid or owed under this Section unless the Losses under the Merchant Agreement with the Indemnified Merchant were caused by the Joint Venture’s negligence or wilful default.

(r)	Unless otherwise provided hereunder in this Section 6.1(r), Section 7.3(a), or otherwise, if the Bank desires to terminate its subsidy, contribution and/or indemnity obligation with respect to a particular Merchant, it shall have the right to do so by providing the Joint Venture with notice in advance of such termination with a minimum notice period equal to the notice period for termination set forth in the applicable Merchant Agreement plus thirty days. Once the Joint Venture has received such notice, it shall have the right to continue providing services for such Merchant or to terminate the applicable Merchant Agreement. In either event, the subsidy, contribution and/or indemnity obligation of the Bank, as applicable, shall continue to apply with respect to all services provided and all transactions which are handled prior to the effective date of termination of the subsidy, contribution and/or indemnity obligation of the Bank, as applicable, which effective date will occur on the date specified in the Bank’s notice as long as the notice has been given in compliance with the notice requirements set forth above. Notwithstanding the foregoing, the Bank shall not have the right to terminate the Bank’s subsidy, contribution, and/or subsidy contribution if the termination of the Merchant Agreement is prohibited by any bankruptcy stay, court order, or other legal proceeding, in which event such obligation of the Bank shall continue to apply with respect to all services provided and all transactions which are handled prior to the effective date of termination of the Merchant Agreement. The foregoing shall survive the termination of this Agreement.

(s)

In the event that (a) the Bank wishes to respond to a request for proposal issued by a Prospective Merchant or prospective merchant for services to be provided by the Bank or any of its Affiliates and the Bank desires to include in its response the Joint Venture Services of the Joint Venture or (b) if the request for proposal specifically requests or refers to Joint Venture Services, the Bank shall contact the Joint Venture and the Joint Venture shall provide the terms and conditions, including the prices, and supporting marketing materials to be included in such proposal with a view to agreeing to the same with the Joint Venture to enable the Bank to submit the response to the Prospective Merchant or prospective merchant within the time reasonably required by the Bank or its Affiliate.

(t)	In connection with the determination to enter into a New Merchant Agreement with a Prospective Merchant or prospective merchant, the Joint Venture shall follow the Card Association Rules and the Merchant Qualification Criteria agreed to between the Bank and the Joint Venture. The Joint Venture further agrees that if it receives a notice from the Bank that a Merchant does not, in the reasonable opinion of the Bank (having consulted the Joint Venture and having regard of its comments), meet the Merchant Qualification Criteria or that a Merchant Agreement substantially increases the reputation, legal, financial or credit risk of the Bank, then the Joint Venture shall terminate such Merchant Agreement as soon as reasonably practicable taking into account the Joint Venture’s need to reduce financial risk by accumulating a reasonable amount of reserves, and promptly notify the Bank of the effective date of the termination.

(u)	The Parties shall, where expressly applicable and to the extent permitted by Laws, procure that their Affiliates shall comply with the provisions of this Section 6.1.

SECTION 6.2 Marketing. During the Term, the Joint Venture shall permit the Bank and its Affiliates to market its products (other than the Merchant Acquiring Services or services similar to Merchant Acquiring Services) to the Joint Venture’s customers so long as such marketing does not adversely impact the relationship between the Joint Venture and such customers and does not otherwise violate the terms of this Agreement and conforms with all Laws and Association Rules. The Joint Venture and the Bank shall advise the other of any opt outs, suppression requests and/or other notices or requests that it receives from the Merchants or other Persons and shall work together to determine the appropriate actions relating to such notices and/or requests provided that the Party whose marketing activity is the subject of the notice and/or request shall be solely responsible for taking the necessary action in relation to it.

SECTION 6.3 Governmental or other Contracts. If a Governmental Entity or any other Merchant requires a financial institution to be the only other party to any contract, agreement, understanding, commitment or arrangement involving the Merchant Acquiring Business or any part thereof (each, a “Governmental Contract”) and the Joint Venture is interested in pursuing such Merchant Agreement or Governmental Contract, the Bank agrees to enter into such Merchant Agreement or Governmental Contract on behalf of the Joint Venture. The economic benefits and burdens of such Governmental Contract or Merchant Agreement shall inure to the Joint Venture like any other New Merchant Agreement hereunder.

SECTION 6.4 Benchmarking. The Bank may require the Joint Venture to carry out a benchmarking exercise to determine if the Joint Venture’s products, services and costs are competitive in the marketplace provided that the Joint Venture shall not be obliged to carry out such an exercise more frequently than once per year. To the extent that such exercise reveals deficiencies, the Joint Venture, in combination with the GPN Processor, shall prepare and present to the Bank an appropriate plan to make the products and services more competitive.

SECTION 6.5 Customer Satisfaction Exercises. On an annual basis, the Joint Venture, in cooperation with the Bank shall, at its cost, conduct research to gauge customer satisfaction across its products and services. To the extent that such research produces results that are significantly below the standard obtained by the Bank in relation to its customers, the Joint Venture shall prepare and present to the Bank an appropriate plan to improve customer satisfaction in general and with respect to specific deficiencies highlighted by the research results.

SECTION 6.6 Contact Strategy. The Parties shall participate in such joint customer calling programmes and pitching activities in respect of Merchants and potential merchants (including Prospective Merchants) as may be agreed in writing between the Parties from time to time.

SECTION 6.7 Pan-European Acquiring. The Parties acknowledge that GPN confirms its desire to develop Pan-European acquiring capabilities through the acquisition of direct merchant acquiring businesses that meet the strategic and financial criteria of GPN and GPN agrees that it shall use its reasonable commercial endeavours to: (i) keep the Bank reasonably informed about the product capabilities of GPN (and its relevant Affiliates) from time to time to enable the Bank to inform potential merchants (including Prospective Merchants) of the products and services offered by GPN (and its relevant Affiliates), subject to any requirements or restrictions imposed by any applicable Laws; (ii) keep the Bank reasonably informed (and whenever reasonably requested by the Bank, inform the Bank) of GPN’s (and its relevant Affiliates’) current strategy and intentions in relation to future product development and, in particular, the development of Pan-European acquiring capabilities (provided that nothing in this Section 6.7(ii) shall oblige GPN to provide to the Bank any commercially sensitive or strategically confidential information); (iii) take account of and, where requested by the Bank (provided that such request is not made more than once in any 12 month period during the Term of this Agreement), discuss with the Bank the Bank’s requirements in relation to future product development and the development of specific new products and services to meet the needs of Merchants and potential merchants (including Prospective Merchants); and (iv) when Pan-European acquiring capabilities are available, facilitate the provision of any Pan-European acquiring in respect of Merchants or potential merchants (including Prospective Merchants) referred by the Bank to the Joint Venture and serve as the initial point of contact for any referral generating relationship managers of the Bank. If any relevant products and services provided to such Merchants or potential merchants are provided through an Affiliate of GPN, the Bank agrees that any referral fees, that would otherwise have been payable by the Joint Venture to the Bank pursuant to Section 6.1(p), may be paid directly by that Affiliate to the Bank (provided that nothing in this Section 6.7 shall release the Joint Venture from its obligation to pay such referral fees in accordance with this Agreement).

SECTION 6.8 Annual Marketing Plans and Global Partnership Meetings. The Parties shall, during the Bank’s annual operational planning cycle each year (currently July to September (inclusive) each year, but as may be amended from time to time), jointly develop, and use their reasonable commercial endeavours to agree, a joint marketing and sales plan for the immediately following calendar year in respect of the Merchant Acquiring Business, which plan may include, if agreed between the Bank and the Joint Venture, the provision of reasonable training to the Bank’s staff. The Parties shall also ensure that, at a frequency and at times to be agreed between the Parties (acting reasonably), appropriate members of their respective senior personnel (as agreed between the Parties acting reasonably) attend and participate in a senior global partnership meeting to discuss such matters as the Parties determine are appropriate.

SECTION 6.9 Sales Leads. During the period from the First Variation Effective Date to the later of the Migration Completion Date or the expiry or termination of the HSBC Trade Mark Licence Agreement, the Bank shall be responsible for the generation, management and control of sales leads and referrals in respect of potential merchants (including Prospective Merchants) who have, or may have, an interest in procuring Merchant Acquiring Services or International Acquiring Services (“Bank Prospects”). Also during this period, the Bank may, from time to time and by written notification to the Joint Venture, require the Joint Venture not to contact certain Bank Prospects specified or referred to in such written notification in connection with the provision or potential provision of Merchant Acquiring Services to those Bank Prospects, or otherwise carry out any sales or marketing activities directed specifically at such Bank Prospects in connection with the provision or potential provision of Merchant Acquiring Services, and the Joint Venture shall comply with any such requirement. The Bank agrees that the number of actively restricted Bank Prospects will not exceed 50,000 at any one time, or exceed any other number to which the Parties shall reasonably agree in writing. Following this time, the Joint Venture may call on any prospect without restriction.

SECTION 7. CHARGEBACKS, CREDIT LOSSES AND RISK MANAGEMENT

SECTION 7.1 Chargebacks and Credit Losses.

(a)	The Joint Venture shall be responsible for, and reimburse the Bank in respect of, all unreimbursed Chargebacks and Credit Losses with respect to Card Transactions that occur after the Effective Time, subject to the provisions of Section 8.2 (b) and Schedule 8 of the Transition Agreement. The Bank shall be reimbursed for sums due under this Section 7.1(a) by debiting such funds from the applicable Settlement Account.

(b)	The Bank shall follow the Joint Venture’s reasonable instructions, if any, with respect to monitoring Merchants and holding funds relating to the Merchant Acquiring Business at the Joint Venture’s request subject to any applicable Law or Association Rules.

SECTION 7.2 Processing Chargebacks and Credit Losses; Pre-Completion Transactions. Without prejudice to the Bank’s obligations under the Transition Agreement, the Joint Venture shall process Chargebacks and Credit Losses relating to the Merchant Agreements in an expeditious manner in the Ordinary Course of its business after the Effective Time. The Bank shall be responsible for, and reimburse the Joint Venture in respect of all unreimbursed Chargebacks and Credit Losses with respect to Card Transactions which are authorised (or if no authorisation, presented) on or prior to the Effective Time, even if the such Chargebacks and Credit Losses are incurred or received after the Effective Time except to the extent that any such Chargebacks or Credit Losses arise as a result of the Joint Venture’s negligence or wilful default in performing its obligations under this Agreement or any Joint Venture Agreements (provided always that prior to Back-end Migration Completion any such Chargebacks and/or Credit Losses which arise as a result of an IT systems failure shall not be deemed to result from the Joint Venture’s negligence or wilful default in performing its obligations).

SECTION 7.3 Payment for Unreimbursed Chargebacks and Credit Losses.

(a)	The Bank agrees to pay the Joint Venture for all unreimbursed Chargebacks and Credit Losses applicable to any Merchant referred to in Schedule 7.3 (Indemnified Existing Merchant List) (each, an “Indemnified Existing Merchant”) except to the extent that such unreimbursed Chargebacks and Credit Losses arise from the Joint Venture’s negligence or wilful default in performing its obligations hereunder (provided always that prior to Back-end Migration Completion any such Chargebacks and/or Credit Losses which arise as a result of an IT systems failure shall not be deemed to result from the Joint Venture’s negligence or wilful default in performing its obligations). The obligation of the Bank in the preceding sentence shall survive as to all transactions handled until the indemnification obligation is terminated by the Bank in accordance with the provisions of Section 6.1(r) (Exclusivity and Marketing). If a Merchant Agreement with an Indemnified Existing Merchant (but not, for the avoidance of doubt, an Indemnified Merchant) is, before the date 51 months and 18 days following the Completion Date, terminated as a result of the termination of the Bank’s indemnification obligation pursuant to the preceding sentence, the Bank shall pay to GPN (on behalf of GPUK) a sum calculated as follows (the “Terminated Merchant Value”):

Terminated Merchant Value = (Merchant Value x (a/51.6)) x b%

where:

Merchant Value = the value attributed to the relevant Indemnified Existing Merchant as set out in Column (2) of the table in Schedule 7.3 (Indemnified Existing Merchant List);

a = 51.6 minus the Elapsed Months;

Elapsed Months = the number of whole calendar months and days that have elapsed since the Completion Date, expressed to one decimal place on the basis that the number of days elapsed should be divided by the number of days in the relevant part month (i.e. if the elapsed period equals 26 months and 24 days of June, the Elapsed Months shall equal 26.8); and

b = the percentage of the total Membership Units in the Joint Venture owned by GPUK (or any of its Affiliates) at the relevant time,

provided that when “a” equals zero or is negative or the “Merchant Value” equals zero or is negative, no payment will be payable under this Section 7.3(a).

(b)

The Joint Venture shall notify the Bank promptly after experiencing unreimbursed Chargebacks and Credit Losses from any Indemnified Existing Merchant or Indemnified Merchant and shall exercise reasonable endeavours to collect all such amounts and to terminate the relevant Merchant Agreement in the Ordinary Course. As soon as the Joint Venture becomes aware that it has a right to payment from the Bank under this Section with respect to an Indemnified Existing Merchant or Indemnified Merchant, it shall promptly notify the Bank. The Bank shall not be obligated to pay the Joint Venture for any unreimbursed Chargebacks and/or Credit Losses under this Agreement unless the Joint Venture requests payment in respect such Chargebacks and/or Credit Losses within six months after the date on which the Joint Venture makes a final determination of the loss. If, at any time, the Joint Venture has recovered damages or other compensation for unreimbursed Chargebacks or Credit Losses from the Bank and also recovers funds, payments, or costs from another Person relating to such unreimbursed Chargebacks or Credit Losses, the amounts so recovered (less the reasonable costs of recovery) shall be remitted to the Bank up to the amounts previously paid by the Bank for such unreimbursed Chargebacks and Credit Losses.

(c)	The termination of the Bank’s indemnity obligations, as described in Section 7.3(a) or 6.1(r), shall have no effect on Chargebacks and Credit Losses arising out of transactions which occur prior to the effective time of such termination regardless of when the relevant unreimbursed Chargeback or Credit Loss is received.

SECTION 7.4 Reserve Accounts.

(a)

The Parties acknowledge that there are certain Reserve Accounts held on behalf of Merchants as of the Effective Time (“Existing Reserve Accounts”), which include but shall not be limited to the Existing Reserve Accounts set forth on Schedule 7.4. (Existing Reserve Accounts). As for Existing Reserve Accounts containing cash amounts that were established on behalf of a Merchant, the Bank shall transfer such funds to the Joint Venture and the Joint Venture shall hold those funds in accordance with the Merchant Agreement unless a Card Association advises either the Bank or the Joint Venture that this is not permitted in which case the Bank shall retain and maintain such Existing Reserve Accounts in accordance with Section 7.4(b) as if such Existing Reserve Account was a new Reserve Account. As for Existing Reserve Accounts containing cash amounts that were established on behalf of Merchants but were established by another area of the Bank the Bank shall not transfer the funds to the Joint Venture but the Bank agrees, to the extent that the Bank is not otherwise prevented by applicable Laws from doing so, to take all steps reasonably necessary to allow the Joint Venture to withdraw from such Existing Reserve Accounts from time to time amounts necessary to satisfy any Losses incurred by the Joint Venture with respect to the applicable Merchant for Chargebacks or Credit Losses accruing after the Effective Time. The Bank agrees to take all commercially reasonable actions requested by the Joint Venture in order to exercise or enforce the rights of the Bank in any Existing Reserve Accounts on behalf of the Joint Venture. The Parties acknowledge that nothing in this Section 7.4 shall create any greater priority for the Joint Venture with respect to funds or collateral held in Existing Reserve Accounts than would otherwise be the case under applicable Laws. The Bank shall not release funds or collateral held in an Existing Reserve Account to the Merchant unless and until the Merchant’s liability to the Joint Venture in respect of Chargebacks and Credit Losses has been satisfied in full. In relation to any Existing Reserve Accounts that were established on behalf of Indemnified Existing Merchants or new Reserve Accounts which the Bank establishes in relation to Indemnified Merchants in accordance with Section 7.4 (b) the Joint Venture acknowledges that the Bank shall have no obligation to release funds or collateral held in such Reserve Accounts to the relevant Merchant unless and until the Merchant’s liability in respect of which the Bank is providing an indemnity to the Joint Venture has been satisfied in full.

(b)	In the event that the Joint Venture establishes a new Reserve Account on behalf of a Merchant, such Reserve Accounts shall be maintained and controlled by the Joint Venture unless a Card Association advises either the Bank or the Joint Venture that it is not permitted for the Joint Venture to establish Reserve Accounts in which case the Bank shall, at the Joint Venture’s request, establish and maintain such Reserve Accounts on behalf of the Joint Venture. In the event that the Joint Venture, acting reasonably, deems it prudent to establish a reserve by delaying settlement funding or by retrieving previously credited settlement funds from a Merchant Depository Account for a Merchant, the Bank shall ensure that the Bank or its Affiliates, as applicable, shall (at the Joint Venture’s request, which may be oral provided that it is promptly confirmed in writing (which shall include by E-mail)) promptly withhold any Merchant settlement or debit from the Merchant Depository Account previous settlement credits and transfer such amounts to the Joint Venture as a reserve held for the Joint Venture’s benefit to offset any future Chargebacks or Credit Losses under the applicable Merchant Agreement. In the event that the Merchant is a Key Account, the request from the Joint Venture shall be considered a Key Account Notice relating to an Emergency and shall be handled in accordance with Section 2.7 (Key Accounts). If the Bank does not establish a Reserve Account or effect a withholding as described above within one Business Day of the request (provided that, where such request is oral, it is promptly confirmed in writing (which shall include by E-mail)) then, to the extent that such failure or delay causes the Joint Venture to suffer additional Loss through its inability to recover unreimbursed Chargebacks or Credit Losses the Bank shall be liable for such Loss. In relation to Indemnified Merchants the Joint Venture acknowledges that the Bank shall be entitled to create and hold new Reserve Accounts as the Bank deems fit to protect itself against a potential Loss arising from its indemnification obligations to the Joint Venture.

(c)	From the Effective Time, Existing Reserve Accounts and new Reserve Accounts, including delaying settlement funding, held by the Joint Venture shall earn interest on a daily basis equal to the Aggregate Balances multiplied by the Earnings Rate, set forth in Schedule 3.2.1 (Bank Services and Fees). The interest will be credited to a bank account designated by the Joint Venture monthly.

SECTION 8. MEMBERSHIP IN CARD ASSOCIATIONS AND NETWORK ORGANISATIONS

SECTION 8.1 Card Association and Network Organisation Membership by Bank. During the Term, the Bank shall remain a member of MasterCard, Maestro, and VISA, and any other Card Association or Network Organisation operating in the United Kingdom and, subject to reimbursement by the Joint Venture of all out of pocket associated costs, shall use reasonable efforts to become a member in any other region as required by the Merchant Acquiring Business (including the International Acquiring Business) of the Joint Venture and to carry out its obligations as a member thereof in connection with the Merchant Acquiring Business in compliance with applicable Association Rules. The Bank shall take commercially reasonable endeavours to ensure that a representative of the Joint Venture is appointed to committees relating to the Merchant Acquiring Business of MasterCard and VISA, to the extent permitted by applicable Association Rules. If membership on a particular committee is not permitted by applicable Association Rules, the Bank shall use reasonable efforts to get permission to allow a Joint Venture representative to attend MasterCard and VISA committee meetings along with the Bank’s representative. If attendance by the Joint Venture representative is not allowed, the Bank shall attend committee meetings on a regular basis and shall as soon as reasonably practicable following each committee meeting, provide the Joint Venture with a summary of all verbal and written information discussed at such meeting unless disclosure is otherwise prohibited by the applicable Association Rules. The Bank shall be and remain solely responsible for the terms relating to its membership of all Card Associations and Network Organisations and the negotiation and agreement of such terms and any changes to them shall be a matter solely for the Bank.

SECTION 8.2 Card Association and Network Organisation – Membership by the Joint Venture. In the event the Joint Venture is allowed to become a direct member of any of the Card Associations or Network Organisations, the Joint Venture may, in its sole discretion, apply for membership. In the event that the Joint Venture does become a member of a Card Association or Network Organisation directly, then: (i) any applicable rights and obligations of the Bank within this Agreement associated with the relevant Card Association or Network Organisation shall become the rights and obligations of the Joint Venture; and (ii) all the Bank’s applicable rights and obligations shall cease. The Joint Venture and the Bank shall work together to modify the Merchant Agreements accordingly. Subject to the approval of the relevant Card Associations, the Bank shall assign any applicable BIN/ICA to the Joint Venture subject to and in accordance with Association Rules. The Bank shall continue to have the rights and obligations in accordance with this Agreement with respect to any other BIN/ICA needed for the operation of the business which has not been obtained by the Joint Venture or for any other membership or sponsorship contemplated hereunder which has not been obtained by the Joint Venture directly.

SECTION 8.3 Compliance with Association Rules by the Joint Venture. During the Term, the Joint Venture and GPN shall cooperate to work with the Bank in connection with the Joint Venture, GPN and/or the Bank obtaining and maintaining any Authorisations or Consents from Card Associations, Network Organisations and Clearing Systems as are required in connection with the performance by or on behalf of the Joint Venture of the Joint Venture Services or by the Bank of the Bank Services and, without limiting the foregoing, the Joint Venture and GPN shall comply with all Association Rules and other obligations relating to it being designated a Member Service Provider or an Independent Sales Organisation or a Third Party Administrator. After the Transition Period, the Joint Venture shall undertake all reporting, audit, compliance and related procedures (“BIN/ICA Reporting”) required by the applicable Association Rules with respect to the use of BINs/ICAs, whether such BIN/ICA Reporting is required to be done on a regular basis or on an ad hoc basis pursuant to a request by the relevant Card Association, Network Organisation or any Governmental Entity. During the Transition Period the Bank shall be solely and fully responsible for all required BIN/ICA Reporting.

SECTION 8.4 Processing and Clearing Arrangements. At the Effective Time, the Bank shall (either directly or through its Affiliates or through non-affiliated parties) have and shall thereafter, subject to the remainder of this Section, maintain segregated BIN/ICA numbers adequate for use in processing, clearing and settling of all of the Credit Card Transactions effected in connection with the Merchant Acquiring Business as it exists as of the Effective Time. If, after the Effective Time, the Joint Venture requires additional BIN/ICA numbers due to international expansion or for any other reason, subject to reimbursement by the Joint Venture of all associated costs of the Bank and its Affiliates, the Bank shall, or shall procure that one of its Affiliates shall, use commercially reasonable endeavours to obtain such BIN/ICA numbers unless it is prohibited from doing so by Law or by an Association Rule. In the event that a BIN/ICA number used by the Joint Venture is owned by a party not-affiliated with the Bank and such non-affiliated party elects to discontinue availability of that BIN/ICA, the Bank shall use commercially reasonable endeavours to secure a comparable service, but shall not be liable for failure to do so.

SECTION 8.5 Bank Services Fees during Run-Off Period. The Bank Services, from the Completion Date to the start of the Run-Off Period, shall be provided by the Bank in accordance with the cost basis described in Schedule 3.2.1 (Bank Services and Fees). During the Run-Off Period the Bank shall charge the Joint Venture for the Bank Services at the prevailing market rates in the relevant market other than in relation to the Bank’s lending rate in relation to Settlement Accounts which shall continue to be charged in accordance with Section 4.3(a) (Funding Costs for Merchant Settlement). The Joint Venture and the Bank shall negotiate in good faith to agree the appropriate market rates on which the Bank Services will be provided and, in the event they cannot agree within 60 days following the start of the Run-Off Period, either the Joint Venture or the Bank may invoke the dispute resolution procedures set out in Section 21 (Dispute Resolution).

SECTION 9. PAYMENT OF SCHEME FEES

SECTION 9.1 Payment of Scheme Fees and Interchange Fees.

(a)	The Joint Venture shall reimburse the Bank for any and all interchange costs incurred by the Bank in connection with the Merchant Acquiring Business.

(b)

The Joint Venture shall reimburse the Bank for any and all membership fees, BIN/ICA fees, scheme fees, assessments, or any other fees assessed by Card Associations or Network Organisations in connection with the Merchant Acquiring Business including actual and out of pocket costs or expenses incurred by the Bank related to the BIN/ICA as a result of industry wide regulatory changes (including charges for capital allocation) where, in the main, competitors of the Joint Venture (including but not limited to at least two of the Restricted Entities) have passed such costs through to their merchants. Such fees shall be passed through by the Bank to the Joint Venture at actual cost, based on the methodology set out in this Section. When such costs are specific to the Merchant Acquiring Business and individually itemised on invoices received by the Bank, such costs shall be passed straight through to the Joint Venture. In the event that such costs are bundled, tiered, stepped or otherwise combined with fees unrelated to the Merchant Acquiring Business and no unit count is available to differentiate such costs, so long as such fees apply to the Merchant Acquiring Business at least in part, then such fees shall be passed through to the Joint Venture on a basis consistent with the Ordinary Course prior to the Completion Date in an amount in proportion to net merchant acquiring volumes relative to the Bank’s total net turnover volumes (inclusive of credit or debit card issuing or other businesses applicable to the fee assessed) with the applicable Card Associations or Network Organisations and this calculation shall be carried out at the end of the calendar year in respect of costs incurred during such calendar year consistent with the Ordinary Course prior to the Completion Date. If there is no Ordinary Course, then the Joint Venture and the Bank shall agree on a fair and reasonable methodology for allocating the costs amongst the Merchant Acquiring Business and the other businesses of the Bank.

(c)	If the Bank receives a discount reimbursement or rebate from a Card Association or Network Organisation, the Bank shall pay the Joint Venture a pro rata amount of that discount based on the net turnover of the Merchant Acquiring Business with respect to the Bank’s net turnover of the Bank’s issuing business or other businesses which apply to the rebate or discount consistent with the Ordinary Course prior to the Completion Date.

(d)	With respect to the International Acquiring Business, interchange, assessments, scheme fees, or other network or membership related charges and any other fees assessed by Card Associations or Network Organisations shall be passed through to the Joint Venture at the cost assessed by the Card Associations or Network Organisations to the Bank or the Bank Affiliate directly or by Bank Affiliates or third parties. To the extent that costs related to the International Acquiring Business passed through from Bank Affiliates or Card Associations or Network Organisations do not adhere to the principles described in Section 9.1 a), b) or c) above, the Bank shall use reasonable efforts to enforce such principles with the Bank Affiliates or to otherwise reassess pass-through of scheme fees, however, only to the extent that such pursuits are commercially reasonable.

SECTION 10. AMENDMENTS TO SERVICES; PROBLEM NOTIFICATION

SECTION 10.1 Complaints. The Joint Venture shall implement customer complaint policies and procedures concerning the Joint Venture Services consistent with the Ordinary Course of its business having regard to the Bank’s policies and procedures to deal with complaints.

SECTION 10.2 Changes in Laws, Association Rules and Clearing System Rules. The Joint Venture and the Bank may from time to time identify and assess the impact on provision of the Joint Venture Services and the Bank Services, respectively, hereunder of a change in applicable Laws, Association Rules or Clearing System Rules that relates to the Joint Venture Services or the Bank Services, as applicable, or their provision hereunder (a “Legal Change”). The Joint Venture and the Bank shall in good faith attempt to agree upon any modifications to the Joint Venture Services or Bank Services, as applicable, required as a result of a Legal Change provided that the Bank shall, in its sole discretion, be entitled to determine and implement any Changes to the Bank Services necessitated by a Legal Change and the Joint Venture shall, in its sole discretion, be entitled to determine and implement any Changes to the Joint Venture Services necessitated by a Legal Change. Should either the Joint Venture or the Bank have a good faith basis to conclude that the Changes to the Services, if any, made by the Bank or the Joint Venture will have a material impact on the other, then a Dispute will have arisen which will be resolved according to Section 21(Dispute Resolution). While a Party is making any agreed upon modifications resulting from a Legal Change, it shall use commercially reasonable endeavours to continue to provide the Services for which it is responsible in accordance with the provisions of this Agreement. If, however, such Legal Change prevents the Party from providing the Services in accordance with the provisions of this Agreement, the Party shall use commercially reasonable endeavours to arrange a reasonable solution which gives effect to the intent of this Agreement as closely as practicable and that delivers the Service in the most commercially reasonable manner in the then existing circumstances. Notwithstanding Section 3.4 (a) (Fees for Bank Services; Invoices) and subject to Section 22.18(h) (Withholding Tax; Applicable Sales Taxes; Transfer Pricing), if the Bank’s or the Joint Venture’s cost of providing the Services for which it is responsible hereunder is substantially increased as a result of a Legal Change, the Joint Venture and the Bank shall in good faith negotiate an amendment to the Bank Services or the Joint Venture Services described in this Agreement, as the case may be, to minimise such increase.

SECTION 10.3 Problem Notification. The Bank or the Joint Venture, shall, as soon as reasonably practicable, notify the other Party in the event either that the Bank or the Joint Venture becomes aware of an event, occurrence, error, defect or malfunction materially affecting the ability of the Joint Venture or the Bank to perform the Services for which it is responsible hereunder. Notwithstanding the foregoing, any failure by any Party to give any notice pursuant to this Section relating to a problem relating to the other Party shall not relieve the other Party of any liability hereunder. If more than one problem arises or occurs at one time, the Parties shall agree upon the order of priority in which the problems are to be addressed and resolved.

SECTION 10.4 Root-Cause Analysis and Resolution. As soon as reasonably practicable following any material failure of either the Joint Venture or the Bank to provide any of the Services for which such Party is responsible hereunder in accordance with this Agreement and in any event within three days after receipt of a notice from a Party to the other Party in respect thereof, the defaulting Party shall commence and conduct a detailed analysis to identify the cause of such failure; and as soon as reasonably practicable thereafter provide the other Party with a written report detailing the cause of, and procedure for correcting, such failure. In addition, the defaulting Party shall deliver to the other Party, within a commercially reasonable time, a corrective action plan that addresses actions to be taken in an effort to try to avoid a recurrence of such failure.

SECTION 11. SERVICE LOCATIONS AND SECURITY

SECTION 11.1 Rights of Access to Joint Venture Service Locations. Subject to the confidentiality requirements in this Agreement or as otherwise agreed to by the Joint Venture and the Bank, each of the Bank and its Advisors shall be permitted access, for the purposes of the Merchant Acquiring Business or the provision of Bank Services hereunder, to any Joint Venture Service Location during the normal operating hours for such Joint Venture Service Location and in accordance with the Joint Venture’s Security and Privacy Policies and Procedures; provided, however, that each of the Bank and its Advisors shall, except in emergency situations, make reasonable accommodation for the needs of the Joint Venture to run its business unimpeded, particularly at busy times of the year.

SECTION 11.2 Joint Venture Service Locations. The Joint Venture agrees that it shall not provide any of the Joint Venture Services from any locations without obtaining all required Authorisations from applicable Governmental Entities.

SECTION 11.3 Unauthorised Access or Copying. The Joint Venture and the Bank shall give each other prompt notice if it becomes aware of any unauthorised copying of, or access to, the Bank Data or the Joint Venture Data, respectively, or any part thereof, such notice to be in the form of a reasonably detailed incident report.

SECTION 11.4 Data Security for Bank System. To the extent that the Joint Venture has, pursuant to the Joint Venture Agreements, the right to gain access to or use any system or facility operated by the Bank or by an Affiliate of the Bank (a “Bank System”), the Joint Venture acknowledges, agrees and covenants that:

(a)	except as expressly otherwise provided in this Agreement or any of the other Operative Documents, the Joint Venture shall have no right or title to, interest in or ownership of, any Bank System or any component or portion thereof;

(b)	except as expressly otherwise provided in this Agreement or any of the other Operative Documents, the Joint Venture shall neither permit nor enable any Person (other than GPN and the GPN Processor or any of its Advisors, and then only strictly on the basis that the Joint Venture shall procure that such Persons act in accordance with this Agreement and any conditions reasonably imposed by the Bank) to access or use any Bank System or any component or portion thereof;

(c)	except as expressly otherwise provided in this Agreement or any of the other Operative Documents, the Joint Venture shall not, and shall not facilitate or assist another Person (other than GPN or any of its Advisors, and then only on the basis that the Joint Venture shall procure that such Persons act strictly in accordance with this Agreement and any conditions reasonably imposed by the Bank) to gain access to or use any Bank System or any component or portion thereof;

(d)	the Joint Venture shall not, and shall not facilitate or assist another Person to, reverse compile or disassemble any object code version of any software application or program in the Bank System or any component or portion thereof;

(e)	the Joint Venture shall not make any untrue or unsubstantiated claim or representation as to the ownership of, or act as the owner of, any Bank System or any component or portion thereof;

(f)	the Joint Venture shall not, and shall not facilitate or assist another Person to, gain access or attempt to gain access through any Bank System or any component or portion thereof (in respect of which the Joint Venture has, under this Agreement or any other Operative Document, a right of access), to any other system or facility or any component or portion thereof to which the Joint Venture does not, under this Agreement or any other Operative Document have the right to access;

(g)	except as may otherwise be provided in this Agreement or any of the other Operative Documents, the Joint Venture shall not, nor shall it facilitate or assist another Person to, perform any act that is inconsistent with or in violation of this Agreement or any other Operative Document, or that may jeopardize the rights of the Bank, its Affiliates or any third party licensors, in the Bank System or any component or portion thereof;

(h)	the rights to gain access to or use any system or facility as set out in this Section shall be subject to the Bank’s Security and Privacy Policies and Procedures, and any obligations of confidentiality or like restrictions imposed upon the Bank under any legally binding agreements to which the Bank is a party; and

(i)	the Joint Venture shall not, and shall not cause, permit or allow, any other Person to, access or use the Bank System in the United Kingdom for any purpose or business other than for the purpose and business of the Merchant Acquiring Business.

SECTION 11.5 Data Security for Joint Venture System. To the extent that the Bank has, pursuant to the Joint Venture Agreements, the right to gain access to or use any system or facility operated by the Joint Venture or the GPN Processor or any of their respective Affiliates (a “Joint Venture System”), the Bank acknowledges, agrees and covenants that:

(a)	except as expressly otherwise provided in this Agreement or any of the other Operative Documents, the Bank shall have no right or title to, interest in or ownership of, any Joint Venture System or any component or portion thereof;

(b)	except as expressly otherwise provided in this Agreement or any of the other Operative Documents, the Bank shall neither permit nor enable any Person (other than any of its Advisors, and then only strictly in accordance with this Agreement and any conditions reasonably imposed by the Joint Venture) to access or use any Joint Venture System or any component or portion thereof;

(c)	except as expressly otherwise provided in this Agreement or any of the other Operative Documents, the Bank shall not, and shall not facilitate or assist another Person (other than any of its Advisors, and then only strictly in accordance with this Agreement and any conditions reasonably imposed by the Joint Venture) to, gain access to or use any Joint Venture System or any component or portion thereof;

(d)	the Bank shall not, and shall not facilitate or assist another Person to, reverse compile or disassemble any object code version of any software application or program in the Joint Venture System or any component or portion thereof;

(e)	the Bank shall not make any untrue or unsubstantiated claim or representation as to the ownership of, or act as the owner of, any Joint Venture System or any component or portion thereof;

(f)	the Bank shall not, and shall not facilitate or assist another Person to, gain access or attempt to gain access through any Joint Venture System or any component or portion thereof (in respect of which the Bank has, under this Agreement or any other Operative Document, a right of access), to any other system or facility or any component or portion thereof to which the Bank does not, under this Agreement or any other Operative Document have the right to access;

(g)	except as may otherwise be provided in this Agreement or any of the other Operative Documents, the Bank shall not, nor shall it facilitate or assist another Person to, perform any act that is inconsistent with or in violation of this Agreement or any other Operative Document, or that may jeopardize the rights of the Joint Venture, the GPN Processor, any of their respective Affiliates or any third party licensors, in the Joint Venture System or any component or portion thereof; and

(h)	the rights to gain access to or use any system or facility as set out in this Section shall be subject to the Joint Venture’s Security and Privacy Policies and Procedures, and any obligations of confidentiality or like restrictions imposed upon the Joint Venture under any legally binding agreements to which it is a party.

SECTION 11.6 Rights of Access to Bank Service Locations.

(a)	During the Term, the Bank agrees to provide employees of the Joint Venture, GPN, and of the GPN Processor or, subject to the Bank’s prior approval, other specified independent contractors of the Joint Venture or other employees of the Joint Venture’s subcontractors (cumulatively the “Access Employees”) with access to and use of the Bank’s systems and with access to and use of facilities in the United Kingdom, Philippines and India to the extent necessary for the purposes of the Merchant Acquiring Business or the provision of Joint Venture Services hereunder provided that such access or use is in accordance with the Bank’s Security and Privacy Policies and Procedures and does not and will not directly or indirectly contravene any Laws.

SECTION 11.7 Co-operation with Special Investigations. The Joint Venture and the Bank shall, in good faith, provide reasonable co-operation and assistance to each other and their respective Advisors with respect to any investigation of an actual or alleged security breach at a Joint Venture Service Location or a Bank Service Location.

SECTION 12. REPORTS, DATA AND INTELLECTUAL PROPERTY

SECTION 12.1 Joint Venture Reports and Data Sharing. As part of the Joint Venture Services, the Joint Venture shall, if requested by the Bank to do so, provide to the Bank:

(a)	complaint handling management information and, upon request, reasonable sampling of complaints regarding HSBC banked merchants;

(b)	referral stream reports; and

(c)	such other data and reports as the Bank may reasonably require from time to time: (i) in relation to the Bank’s BIN/ICA sponsorship and credit indemnification obligations under this Agreement; or (ii) in order to enable the Bank to comply with Laws, Association Rules and Clearing System Rules.

SECTION 12.2 Bank Reports and Data Sharing. As part of the Bank Services, the Bank shall provide to the Joint Venture such written reports as the Bank and the Joint Venture may agree upon from time to time, including the following reports:

(a)	daily reconciliation of debits and credits to the Settlement Account, including detailed information as reasonable requested by the Joint Venture regarding the settlement fund transfers referenced in Section 4.1(b) and the settlement funding costs referenced in Sections 4.1(c) (Acceptance, Delivery and Settlement of Credit Card Transaction Records and Debit Card Transaction Records) and 4.3 (Funding Costs for Merchant Settlement);

(b)	daily Merchant funding reports;

(c)	daily settlement reports from each Card Association unless such reports are provided directly by the applicable Card Association; and

(d)	Debit Card funding and Network Organization settlement reports.

SECTION 12.3 Format and Cost of Reports. The reports required to be provided pursuant Sections 12.1 and 12.2 may be provided directly to the relevant Party or through access to an electronic view. The reasonable fees, costs and expenses of such reports shall be solely and wholly borne by the Party to which the reporting obligation applies unless such reporting activities were not in the Ordinary Course of business in which case the reporting Party shall be provided with costs reimbursement consistent with the agreement made between the Parties for the report(s). Notwithstanding the foregoing, the reports set forth above shall be considered reports provided in the Ordinary Course of the providing Party’s business.

SECTION 12.4 Ownership and use of the Bank Data. Notwithstanding the Joint Venture’s use of the Bank Data in connection with the Merchant Acquiring Business or providing the Joint Venture Services, the Bank Data is and shall remain the property of the Bank or its customers, as applicable. The Bank Data shall not be:

(a)	used in any way, directly or indirectly, by the Joint Venture or any of its Advisors other than to the extent necessary in connection with the Merchant Acquiring Business or the provision of the Joint Venture Services;

(b)	disclosed (other than pursuant to this Agreement) sold, assigned, leased or otherwise provided by the Joint Venture to any Person (other than the GPN Processor and their respective Affiliates and Advisors, and then only on a need-to-know and strictly confidential basis for performing the Merchant Acquiring Business or providing the Joint Venture Services and in accordance with the terms of this Agreement and, in the case of the GPN Processor, the Processing Agreement); or

(c)	commercially exploited in any way, directly or indirectly, by or on behalf of the Joint Venture or any of the Affiliates of the Joint Venture or any of their respective Advisors.

Without prejudice to Section 6 (Exclusivity and Marketing), the restrictions on the Joint Venture’s use of the Bank Data set out in this Section 12.4 shall not apply to information which (i) has otherwise been disclosed by a Merchant or other Person to the Joint Venture directly or indirectly other than as a result of a breach of any obligation of confidence; (ii) is or becomes available in the public domain other than as a result of a disclosure by the Joint Venture in violation of the terms of any confidentiality undertaking; or (iii) is independently developed by the Joint Venture without reference to or use of the Bank Data.

SECTION 12.5 Access to the Bank Data. Notwithstanding the Joint Venture’s use of the Bank Data in connection with the Merchant Acquiring Business or providing the Joint Venture Services, at all times during the Term, the Joint Venture shall, subject to Section 11 (Service Locations and Security), provide (and procure that the GPN Processor and, if applicable, any Processor, the GPN Processor’s and any Processor’s Affiliates and Advisors, shall provide) the Bank with unrestricted access to the Bank Data used or being used in accordance with Section 12.4 (Ownership and use of the Bank Data).

SECTION 12.6 Privacy. The Parties agree to comply with all reasonable requirements of the Bank’s and the Joint Venture’s Security and Privacy Policies and Procedures in connection with the Merchant Agreements and all applicable privacy Laws, Association Rules and Clearing System Rules in connection with the provision of the Services.

SECTION 12.7 Ownership and use of the Joint Venture Data.

(a)	Notwithstanding the Bank’s access to the Joint Venture Data in connection with the Operative Agreements or providing the Bank Services or as otherwise permitted under this Agreement, the Joint Venture Data is and shall remain the property of the Joint Venture.

(b)	The Bank and its Affiliates shall be permitted to use the Joint Venture Data: (i) in connection with providing the Bank Services; (ii) to perform its obligations and benefit from its rights under the Merchant Agreements during the Term; and (iii) during the Term and thereafter to market its products and services and those of its Affiliates to Merchants (provided that such use complies with all Laws and Association Rules), provided in each case that the Bank shall not use the Joint Venture Confidential Information to solicit Merchant Acquiring Services or services similar to the Merchant Acquiring Services unless the Bank owns all Membership Units in the Joint Venture.

(c)	GPN and its Affiliates shall be permitted to use the Joint Venture Data: (i) in its capacity as GPN Processor, to perform its obligations under the Processing Agreement; (ii) during the Term, to market its products and services and those of its Affiliates to Merchants (provided that such use complies with all Laws and Association Rules), provided in each case that GPN shall not use the Joint Venture Confidential Information to solicit services similar to the material products and services of the Bank, which shall be defined as loan, savings, money transmission and insurance services and shall exclude cash advance card processing services for casinos and (iii) after the Term where GPUK (or any of its Affiliates) owns all Membership Units in the Joint Venture, for any purpose.

(d)	Except as expressly permitted under this Agreement or any of the Operative Documents, at any time during the Term whilst the Bank has an ownership interest in the Joint Venture:

(i)	the Joint Venture Data shall not be disclosed (other than to its Affiliates), sold, assigned, leased or otherwise provided to any Person (excluding its auditors, legal advisors and other professional advisors, who are subject to standard confidentiality obligations) except: (A) disclosure in the Ordinary Course of the Merchant Acquiring Business (as permitted by applicable Laws); or (B) in respect of Joint Venture Data other than Merchant specific data, disclosure as necessary in connection with a potential acquisition of GPN, provided that Joint Venture shall ensure that such Person respects the confidentiality obligations set out in Section 22.11 (Confidentiality); or (C) in respect of Joint Venture Data other than Merchant specific data, disclosure as necessary in connection with financing activities by GPN or any of its Affiliates; and

(ii)	if there is a Change of Control in respect of the Joint Venture, GPUK or GPN which results in a Restricted Entity acquiring Control of the Joint Venture, GPUK or GPN then the Joint Venture shall ensure that no Joint Venture Data is, or can be, used by such Restricted Entity or any of its Affiliates (excluding the Joint Venture, the GPN Processor, GPUK and GPN) for merchant level analysis in connection with pricing or for solicitation.

(e)	Without prejudice to Section 6 (Exclusivity and Marketing), the restrictions on the Bank’s use of the Joint Venture Data set out in Section 12.7 shall not apply to information which: (i) has otherwise been disclosed by a Merchant or other Person to the Bank, other than in connection with the Merchant Acquiring Business or as a result of a breach of any obligation of confidence; (ii) is or becomes available in the public domain other than as a result of a disclosure by the Bank in violation of the terms of any Joint Venture Agreement; or (iii) is independently developed by the Bank without reference to or use of the Joint Venture Data. For the avoidance of doubt, the Joint Venture acknowledges that data identical to the Joint Venture Data may be held separately by the Bank, obtained directly in relation to any of the Bank’s businesses other than the Merchant Acquiring Business and nothing in this Agreement is intended to affect the Bank’s ownership or use of such data.

SECTION 12.8 Access to the Joint Venture Data. Notwithstanding the Bank’s use of the Joint Venture Data in connection with the Merchant Acquiring Business or providing the Bank Services or as otherwise permitted under this Agreement, at all times during the Term the Bank shall, subject to Section 11 (Service Locations and Security), provide the Joint Venture with unrestricted access to the Joint Venture Data used or being used by it.

SECTION 13. BUSINESS RECOVERY PLANS

SECTION 13.1 Business Recovery Plan. The Joint Venture’s Business Recovery Plan must be completed, approved by the Board, and submitted to the Bank within nine months of the Effective Time. Until such time as the Joint Venture has an operational Business Recovery Plan, the Bank shall continue to make theirs available on a basis consistent with the Ordinary Course of the Merchant Acquiring Business prior to the Completion Date. The Joint Venture and the Bank shall:

(a)	maintain their respective Business Recovery Plans in accordance with their terms as provided to the other Party in writing on or before the date hereof;

(b)	periodically update and test the effectiveness of their respective Business Recovery Plans;

(c)	provide the other Party with copies of their amended Business Recovery Plans as soon as reasonably practicable following any amendment;

(d)	on a periodic basis, certify to the other Party that the certifying Party’s Business Recovery Plan has been successfully tested;

(e)	implement their respective Business Recovery Plans in accordance with the applicable terms;

(f)	consult with the other Party regarding the priority to be given to the Services upon the occurrence of an event that triggers any obligation under either Party’s Business Recovery Plan;

(g)	not amend their respective Business Recovery Plans in a manner that may materially affect the Merchant Acquiring Business without the prior written Consent of the other Party, such Consent not to be unreasonably withheld; and

(h)	ensure that each of their respective Business Recovery Plans complies with all applicable Laws, Association Rules and Clearing Systems Rules.

SECTION 13.2 Force Majeure. Neither the Joint Venture nor the Bank shall be liable for a failure or delay in the performance of its obligations pursuant to this Agreement (other than the obligations referred to in Section 15.3 (c ) (in the case of the Bank) and Section 15.4 (c ) (in the case of the Joint Venture)), including the failure or delay in respect of providing the Services which it shall provide hereunder if, and to the extent that, and only for so long as such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, strikes, lock outs or labor or supply disruptions or revolutions or any other similar causes beyond the reasonable control of such Party or any of its subcontractors or other Persons (and, in relation to the Joint Venture, the GPN Processor) engaged to provide the relevant Services on its behalf hereunder (each, a “Force Majeure Event”) provided that the affected Party:

(a)	has continued to use commercially reasonable endeavours to resume performance of such obligations whenever and to whatever extent possible without delay;

(b)	has adopted and implemented a Business Recovery Plan in accordance with the provisions of Section 13.1;

(c)	has complied with its Business Recovery Plan; and

(d)	still has failed in the performance of such obligations.

If a Force Majeure Event occurs, the affected Party shall, as soon as reasonably practicable, notify the other Party by telephone (to be confirmed in writing within five days after the inception of such failure or delay) of the occurrence of a Force Majeure Event, and describe in reasonable detail the circumstances causing the Force Majeure Event.

SECTION 14. AUDITS, REGULATORY EXAMINATIONS AND COMPLIANCE

SECTION 14.1 Audits and Inspections.

(a)

Upon reasonable notice, each Party shall provide such internal auditors and/or external auditors of the other Parties with access, as requested, to the Joint Venture Service Locations or the Bank Service Locations, as applicable, for the purpose of performing audits or inspections of the Joint Venture Services or the Bank Services, as applicable. Each Party shall provide such auditors any assistance that they may reasonably require, at the sole expense of the requesting Party. If any audit by an auditor designated by the auditing Party results in the audited Party being notified that it is not in compliance with any provisions of this Agreement or any other Operative

Documents, or any applicable Laws, Association Rules or Clearing System Rules, the audited Party shall, within the period of time specified by the auditing Party, use commercially reasonable endeavours to remedy the non-compliance.

(b)	Each Party shall provide such inspectors designated by any Governmental Entity, Card Association or Network Organisation having jurisdiction over that Party with access to the Joint Venture Service Locations or the Bank Service Locations, as applicable, for the purpose of performing inspections of the Joint Venture Services or the Bank Services, as applicable, subject to and in accordance with the applicable Laws, Association Rules or Clearing System Rules. If an inspection by any such Governmental Entity, Card Association or Network Organisation results in the inspected Party being notified that it is not in compliance with any applicable Laws, Association Rules or Clearing System Rules, the inspected Party shall, within the period of time specified by such Governmental Entity, Card Association or Network Organisation, use commercially reasonable endeavours to remedy such non-compliance.

(c)	In addition, the Joint Venture shall permit the Risk Teams to have access, on reasonable notice, during normal business hours to the Joint Venture’s documentation, records and/or marketing materials (in each case in whatever media), staff (including the right to observe staff fulfilling their roles and undertaking training) and premises (and any premises within which the Joint Venture and/or its representatives undertake activities) in each case for the purpose of undertaking monitoring activities and satisfying themselves that the Joint Venture, its procedures and processes (including without limitation its training, risk, regulatory and audit functions) are operating effectively and in accordance with this Agreement and the other Operative Agreements (but on the basis that neither the Joint Venture nor GPUK is relying on any report or recommendation made to the Joint Venture by the Risk Teams and that the Risk Teams shall not owe any duty of care either to the Joint Venture or GPUK in respect of any such reports or recommendations). Notwithstanding the foregoing, in connection with the foregoing right, neither GPUK nor their internal and external auditors shall have the right to access (other than view access) any IT system operated by the Bank or any of its Affiliates and neither the Bank nor any of their internal and external auditors shall have the right to access (other than view access) any IT system operated by GPN or its Affiliates (other than the Joint Venture).

(d)	Promptly upon request by the Joint Venture from time to time, the Bank shall, to the extent permitted by Laws, provide the Joint Venture with copies of its underwriting files or similar documents for individual Merchants that are parties to Existing Merchant Agreements.

SECTION 14.2 Regulatory Matters.

(a)	The Parties shall cooperate with each other to ensure that all information necessary or desirable for making (or responding to any requests for information following) any notification or filing made in respect of this Agreement, or the transactions contemplated by it, is supplied to the Party dealing with such notification and filing and that they are properly, accurately and promptly made and updated as necessary.

(b)	Without prejudice to the other provisions of this Section 14, if any material regulatory action (including but not limited to any order of any Court or any order or decision made by any regulatory authority or agency or any enactment of any regulatory authority which may prohibit or restrict the carrying on of all or part of the Merchant Acquiring Business or in consequence of which a Party may incur a fine or liability and damages were this Agreement or the other Operative Documents to be performed in accordance with their terms) is taken or threatened, the Joint Venture and the Bank shall promptly meet to discuss:

(i)	the situation and the action to be taken as a result; and

(ii)	whether any modification to the terms of this Agreement or the other Operative Documents (or any other agreement entered into pursuant to this Agreement or the other Operative Documents) should be made in order that any requirement (whether as a condition of giving any approval, exemption, clearance or consent or otherwise) of any regulatory authority may be reconciled with and within the intended scope of the business arrangement contemplated by this Agreement and the other Operative Documents. The Parties shall co operate to give effect as soon as practicable to any such agreed modifications.

(c)	Notwithstanding any other provision of this Agreement, if during the Term a material regulatory or compliance matter relating to: (i) the Bank or its Affiliates which may affect the Merchant Acquiring Business; or (ii) the Joint Venture or its Affiliates, or any of their respective activities or procedures arises including, without limitation:

(i)	any dispute with the Financial Services Authority, the Office of Fair Trading, the Banking Standards Code Board, Network Organisation, Card Association, the Competition Commission or any other regulator with jurisdiction over the Joint Venture’s Group in relation to Laws (a “Regulator”);

(ii)	any material breach or alleged breach by the Bank or its Affiliates or the Joint Venture or any of its Affiliates of the Association Rules;

(iii)	any material dispute with or complaint by a third party in which there is an allegation or claim made or is likely to be made or implied that the Joint Venture or any of its Affiliates or the Bank or any of its Affiliates may not have complied in all respects with Laws; or

(iv)	any investigation or enquiry by, or review, consultation or other dialogue with, a Regulator related to any matter referred to in Section 14.2(c)(i) to (iii) above or which may reasonably be expected to be so related,

(each being a “Regulatory Matter”) then each Party so becoming aware shall as soon as reasonably practicable after becoming aware of the same notify the Joint Venture, the Bank and the Members of this fact (a “Regulatory Matter Notification”).

(d)	Following the service of a Regulatory Matter Notification the Joint Venture and the Bank shall promptly discuss how to deal with such Regulatory Matter and shall keep each other informed and consult as appropriate in relation to it.

(e)	Save (but only to the extent) expressly required by Laws or a recognised investment exchange, each of the Parties undertakes to the other Parties that it will not at any time following a Regulatory Matter Notification make any public announcement, statement or communication in relation to a Regulatory Matter Notification regarding, related to or mentioning any of the other Parties or their Affiliates, whether in response to enquiries or otherwise to the public without the prior consent of the relevant Party or Parties.

(f)	The course of action (the “Regulatory Resolution”) as decided by the Board or as determined by the Bank as the case may be, as amended from time to time, in accordance with this paragraph, shall be implemented by the Joint Venture or the Bank, as applicable, and each of the Parties shall exercise its rights hereunder (insofar as it lawfully can) so as to procure that all steps required to implement the Regulatory Resolution are taken and shall take all steps within their respective powers to ensure that the representatives appointed by them take all steps to implement the Regulatory Resolution.

(g)	Each Party shall keep the other Parties informed at regular intervals and as requested by the other Parties from time to time as to the way the Regulatory Resolution is being implemented and the way the Regulatory Matter develops. The Joint Venture or the Bank, as the case may be, shall be entitled to amend the Regulatory Resolution but in the case of a Joint Venture Regulatory Resolution only with the prior written approval of the Board.

SECTION 15. TERM AND TERMINATION OF AGREEMENT

SECTION 15.1 Term of Agreement. Unless otherwise terminated by agreement of the Parties or in accordance with its terms, this Agreement shall remain in full force and effect for an initial period of eleven years from the Completion Date and shall be automatically extended for successive ten-year periods on the same terms and conditions expressed herein, or as may be amended, unless a Party serves on each of the other Parties a notice of termination at least one year prior to the expiration of the initial period (or any extensions or renewals thereof) such notice to take effect at the end of the applicable Run-Off Period.

SECTION 15.2 Termination Events. Except as specifically set forth in Section 15.1, the only events which may result in the termination of this Agreement are:

(a)	a Bank Default as set forth in Section 15.3; or

(b)	a Joint Venture Default as set forth in Section 15.4;

(c)	the occurrence of any of the events described in Section 15.5; or

(d)	the Bank being required to terminate this Agreement by applicable Laws, Association Rules or Clearing System Rules,

(each, a “Termination Event”), and then only in accordance with the provisions of Section 15.6 and, in the case of the Termination Events specified in Sections 15.2 (a) and (b), Section 20 (Remedies).

SECTION 15.3 Bank Default. Upon the occurrence of any of the following events, the Bank shall be deemed to have committed a “Bank Default” and the Joint Venture shall be entitled to terminate this Agreement by giving written notice to the Bank, such notice to take effect at the end of the applicable Run-Off Period:

(a)	without prejudice to Section 15.3(c), the Bank defaults in the performance of any of the Bank Services hereunder or any of its other obligations under this Agreement (unless such default or failure in performance is caused by the Joint Venture or GPN or any Person acting on their respective behalves or by a Card Association or Network Organisation) and a corrective action plan is not implemented and effective to cure such default during the 120 day period after notice and demand for cure has been given by the Joint Venture to the Bank (except that such period shall be extended to the extent that there shall be a Force Majeure Event which prevents the Bank from curing the default) and provided that the default has a material adverse effect on the Merchant Acquiring Business relative to either the Joint Venture’s rolling twelve month earnings prior to the occurrence of the default or the Joint Venture’s total asset value as stated in the accounts at the end of the month prior to the occurrence of the default. Notwithstanding the foregoing except for a breach of a Bank Critical Service Level which is set forth in Section 15.3(c) no breach of a Bank Service Level hereunder shall constitute a Bank Default;

(b)	if a default as described in Section 15.3(a) occurs which default would have resulted in a Bank Default had the Bank not cured the default (the “Relevant Default”) and subsequently two further Bank defaults arise out of the same facts and circumstances no less than 120 days but no more than 4 years after notice and demand for cure has been given by the Bank in relation to the Relevant Default, if the Relevant Default and each of the two other Bank defaults has a material adverse effect on the Merchant Acquiring Business relative to either the Joint Venture’s rolling twelve month earnings prior to the occurrence of the default or the Joint Venture’s total asset value as stated in the accounts at the end of the month prior to the occurrence of the default;

(c)	notwithstanding any Force Majeure Event, the Bank fails to:

(i)	debit or credit a material number of the Merchant Depository Accounts (based on the portfolio as a whole) in accordance with Section 4.1(b) (Acceptance, Delivery and Settlement of Credit Card Transaction Records and Debit Card Transaction Records) for five consecutive Business Days; or

(ii)	debit a material number of the Merchant Depository Accounts (based on the portfolio as a whole) in accordance with Section 5.2 (Withdrawal of Account Fees and Unreimbursed Chargebacks from Merchant Depository Accounts) within five Business Days after the required date; or

(iii)	in respect of a material number of Merchants (based on the portfolio as a whole), debit or withhold a Merchant Depository Account or withhold any Merchant settlement amounts in accordance with Section 7.1(b) (Chargebacks and Credit Losses) and such defaults are not cured within five Business Days after notice and demand for cure has been given by the Joint Venture to the Bank; or

(iv)	debit the Settlement Account in accordance with Section 4.1(c) (Acceptance, Delivery and Settlement of Credit Card Transaction Records and Debit Card Transaction Records) in respect of material number of Merchants (based on the portfolio as a whole), and any such defaults are not cured within five Business Days after notice and demand for cure has been given by the Joint Venture to the Bank, unless in each case such failure is the result of a breach by the Joint Venture or GPN of their respective obligations under this Agreement or caused by a failure or default of the applicable Card Association or Network Organisation and provided that the Bank shall not be considered to have committed a Bank Default under this Section 15.3(c) if any requisite payment has been effected through any other means within the applicable time period specified above;

(d)	a material breach by the Bank of Section 6 (Exclusivity and Marketing) which is incapable of cure or which, if capable of being cured, is not cured within 30 days after notice and demand for cure has been given by the Joint Venture; or

(e)	an Insolvency Event occurs in relation to the Bank.

SECTION 15.4 Joint Venture Default. Upon the occurrence of any of the following events, the Joint Venture shall be deemed to have committed a “Joint Venture Default”, and the Bank shall be entitled to terminate this Agreement by giving written notice to the Joint Venture such notice to take effect at the end of the applicable Run-Off Period:

(a)	without prejudice to Sections 15.4(c), the Joint Venture defaults in the performance of any of the Joint Venture Services hereunder or any of its obligations under this Agreement (unless such default or failure in performance is caused by the Bank or any Person acting on the Bank’s behalf or by a Card Association or Network Organisation) and a corrective action plan is not implemented and effective to cure such default within the 120 day period after notice and demand for cure has been given by the Bank to the Joint Venture (except that such period shall be extended to the extent that there shall be a Force Majeure Event which prevents the Joint Venture from curing the default) and provided that the default has a material adverse effect on either (i) the Merchant Acquiring Business; or (ii) the Bank, in each case relative to either the Joint Venture’s rolling twelve month earnings prior to the occurrence of the default or the Joint Venture’s total asset value as stated in the accounts at the end of the month prior to the occurrence of the default. Notwithstanding the foregoing except for a breach of a Joint Venture Critical Service Level which is set forth in Section 15.4(c) no breach of a Joint Venture Service Level hereunder shall constitute a Joint Venture Default;

(b)	if a default as described in Section 15.4(a) occurs which default would have resulted in a Joint Venture Default had the Joint Venture not cured the default (the “Relevant Default”) and subsequently two further Joint Venture defaults arise out of the same facts and circumstances no less than 120 days but no more than 4 years after notice and demand for cure has been given by the Bank in relation to the Relevant Default, if the Relevant Default and each of the two other Joint Venture defaults has a material adverse effect on either (i) the Merchant Acquiring Business; or (ii) the Bank, in each case relative to either the Joint Venture’s rolling twelve month earnings prior to the occurrence of the default or the Joint Venture’s total asset value as stated in the accounts at the end of the month prior to the occurrence of the default;

(c)	notwithstanding a Force Majeure Event, the Joint Venture fails to:

(i)	accept or process a material number of Card Transactions (based on the portfolio as a whole) for five consecutive Business Days; or

(ii)	transmit information affecting a material number of Merchants (based on the portfolio as a whole) to the Bank in accordance with Section 4.1(a) (Acceptance, Delivery and Settlement of Credit Card Transaction Records and Debit Card Transaction Records) for five consecutive Business Days; or

(iii)	provide settlement information to the applicable Card Association for five consecutive Business Days; or

(iv)	accept or process any Chargebacks for twenty consecutive days,

unless in each case such failure is as a result of a breach of the Bank of its obligations under this Agreement or the Transition Agreement or caused by a failure or the default of the applicable Card Association or Network Organisation;

(d)	GPN defaults in the performance of any of its obligations under this Agreement and a corrective action plan is not implemented and effective to cure such default within the 120 day period after notice and demand for cure has been given by the Bank to GPN (except that such period shall be extended to the extent that there shall be a Force Majeure Event) and provided that the default has a material adverse effect on either (i) the Merchant Acquiring Business; or (ii) the Bank, in each case relative to either the Joint Venture’s rolling twelve month earnings prior to the occurrence of the default or the Joint Venture’s total asset value as stated in the accounts at the end of the month prior to the occurrence of the default;

(e)	a material breach by the Joint Venture or GPN of Section 6 (Exclusivity and Marketing) which is incapable of cure or which, if capable of being cured, is not cured within 30 days after notice and demand for cure has been given by the Bank;

(f)	an Insolvency Event occurs in relation to the Joint Venture and/or GPN; or

(g)	The service of a notice of termination by the Bank in respect of the HSBC Trade Mark Licence Agreement under Article 8.1 of the HSBC Trade Mark Licence Agreement following three separate but repeated, wilful, material, egregious breaches of the HSBC Trade Mark Licence Agreement, provided that the first two breaches have been notified to the chief executive officer or chief operating officer of GPN and the Parties had at least thirty days to resolve each such matter.

SECTION 15.5 Other Termination Events.

(a)	If the Bank acquires all the Membership Units in the Joint Venture, this Agreement shall automatically terminate with effect from the end of the Run-Off Period.

(b)	If GPUK or any of its Affiliates acquires all of the Membership Units held by the Bank or its Affiliates in the Joint Venture under Clause 22 (Tenth Anniversary Termination or Renewal) of the Partnership Agreement, this Agreement shall automatically terminate with effect from the end of the Run-Off Period.

SECTION 15.6 Run-Off Period and Termination.

(a)	If a Termination Event occurs in relation to which the Joint Venture or the Bank, as applicable, serves notice to terminate this Agreement, or in the case of the Termination Events specified in Section 15.5 there is an automatic Termination Event, then this Agreement shall continue in full force and effect on the same terms and conditions for the applicable Run-Off Period (determined in accordance with Section 15.6 (b)) except that the following provisions shall cease to apply with effect from the start of the Run-Off Period:

(i)	Section 2.8 (a) (Bank Affiliate Transactions and “on us” Transactions); and

(ii)	Section 6 (Exclusivity and Marketing) other than Sections 6.1 (c), 6.1 (o), 6.1 (q) and 6.1(r) which shall continue in full force and effect until the end of the Run-Off Period in accordance with their respective terms.

(b)	The Run-Off Period applicable to each Termination Event is set out below:

(i)	if there is a Joint Venture Default and the Bank serves notice to terminate in accordance with Section 15.4 then the Run-Off Period shall be two years from the service of such notice;

(ii)	if there is a Bank Default and the Joint Venture serves notice to terminate in accordance with Section 15.3 then the Run-Off Period shall be two years from the service of such notice;

(iii)	in the circumstances described in Section 15.5(b) then the Run-Off Period shall be two years from the Bank’s service of its notice in accordance with Clause 22.2 of the Partnership Agreement, provided that if the Bank subsequently decides that it does not wish to transfer its Membership Units to GPUK (or its Affiliate) in accordance with Clause 22 of the Partnership Agreement, the Bank shall reimburse the GPUK (and its Affiliates) for all reasonable, direct out of pocket expenses incurred by any of them between the date of service of the Bank’s notice and the date the Bank notifies GPUK that it does not wish to transfer its Membership Units to GPUK (or its Affiliate) in connection with it seeking a replacement partner to provide services similar to those provided by the Bank under this Agreement;

(iv)	in all circumstances where Bank acquires 100% of the Membership Units in the Joint Venture the Run-Off Period shall be for a period of up to two years with such period determined by the Bank in its discretion subject to the Bank giving 3 months’ notice to terminate the Run-Off Period;

(v)	if a notice of termination is served in accordance with Section 15.1 the Run-Off Period shall be two years from the end of the relevant ten-year period; and

(vi)	if the Agreement is terminated in accordance with 15.2(d) the Run-Off Period shall be two years from the service of the notice of termination by the Bank.

(c)	Except as set out in Section 15.6 (a), during the Run-Off Period each Party shall continue to comply with its obligations and exercise its rights as set out herein including in relation to the provision of the Joint Venture Services and the Bank Services.

(d)	In addition to Section 15.6 (c), during the Run-Off Period the Parties shall, at their own cost, work together in good faith and use their commercially reasonable endeavours to cause an orderly transition of the Services to the Parties or a new service provider, as applicable.

(e)	Notwithstanding the foregoing, if the applicable Laws, Association Rules or Clearing System Rules would not allow all of the Services to continue for the applicable Run-Off Period as contemplated in Section 15.6 (b) the Bank and the Joint Venture shall agree upon a modification to the Run-Off Period which would be in compliance with such Laws, Association Rules or Clearing System Rules.

(f)	At the end of the Run-Off Period this Agreement shall terminate subject always to the provisions of Section 22.13 (Survival).

SECTION 15.7 Consequences of termination where GPUK owns 100% of Membership Units.

Where this Agreement terminates and GPUK and/or its Affiliates owns all of the Membership Units in the Joint Venture, the following provisions shall apply:

(a)	GPN shall indemnify the Bank and its Affiliates against all Losses incurred by the Bank or any of its Affiliates arising from or in connection with any Merchant or any of the Merchant Agreements from the end of the Term, other than Losses caused by the Bank’s negligence or wilful default;

(b)	to the extent it is permitted under the Association Rules, the Bank shall assign to the Joint Venture or any Person designated by the Joint Venture the BIN/ICAs used exclusively as at the end of the Term to process Card Transactions for Merchants and any residual rights or obligations under the Merchant Agreements;

(c)	the Joint Venture (or any Person on its behalf) shall perform all of the Bank’s obligations under the Merchant Agreements following the end of the Term and shall (and shall procure that any Person on its behalf shall) perform such obligations in accordance with applicable Laws, Association Rules and Clearing System Rules; and

(d)	the Joint Venture shall (i) no later than the date immediately prior to the end of the Run-Off Period, send to all Merchants a new starter kit and a new form of merchant agreement to which the Bank is not a party, advising Merchants that the Joint Venture (or any Person on its behalf) has assumed all of the obligations of the Bank under the relevant Merchant Agreement, and (ii) without prejudice to (i), migrate Merchants onto new merchant agreements to which the Bank is not a party as soon as practicable in connection with contract renegotiations (excluding routine pricing and amendments) in the Ordinary Course.

SECTION 16. DESIGNATION OF RESPONSIBLE PERSONNEL

SECTION 16.1 Joint Venture Representative. Each Party agrees that it shall from time to time designate one or more officers or employees (each, a “Joint Venture Representative”) who shall be responsible for implementing the provisions of this Agreement and coordinating all communications with the other Parties relating to the subject matter of this Agreement. The initial Joint Venture Representatives of the Bank and the Joint Venture are set forth in the Partnership Agreement. The Bank shall ensure that the Bank’s Joint Venture Representative is a senior-level liaison with merchant acquiring experience. In the event the Bank desires to change the Bank’s Joint Venture Representative, the Joint Venture shall have the right to approve such proposed change.

SECTION 17. EMPLOYEES

SECTION 17.1 Employee Recruitment Assistance. In addition to the requirements set forth in the Employment Agreement, the Bank agrees to provide limited recruitment assistance as reasonably requested from time to time by the Joint Venture.

SECTION 18. CREDIT POLICY

SECTION 18.1 Approval of Merchant Qualification Criteria. The initial Merchant Qualification Criteria are attached hereto as Schedule 18.1 (Merchant Qualification Criteria). The Joint Venture agrees to adhere to such Merchant Qualification Criteria and any applicable Association Rules and Clearing System Rules. The Joint Venture shall have the right to modify the Merchant Qualification Criteria from time to time, subject to the following:

(a)	if the Joint Venture makes a material change to the Merchant Qualification Criteria making them more restrictive, it shall notify the Bank and the Bank shall have twenty Business Days after receipt of such notice to object to such new criteria and any objections by the Bank under this Section shall be resolved in accordance with Section 21 (Dispute Resolution);

(b)	if the Joint Venture proposes a material change to the Merchant Qualification Criteria making them materially less restrictive, the Joint Venture must receive the prior written Consent of the Bank before implementing such change.

SECTION 18.2 Review of Merchant Qualification Criteria. The Joint Venture agrees to review the Merchant Qualification Criteria on the reasonable request of the Bank.

SECTION 18.3 Provision of updated copies of Merchant Qualification Criteria. The Joint Venture shall, within 14 days of the First Variation Effective Date and thereafter on or about each anniversary of the First Variation Effective Date, provide to the Bank a copy of the then current version of the Merchant Qualification Criteria (or any policy applied by the Joint Venture which contains criteria that is similar to the criteria contained in the Merchant Qualification Criteria) incorporating any changes made to the Merchant Qualification Criteria (or any relevant policy) as at the relevant time. The Joint Venture shall, acting reasonably, consider any issues or concerns raised by the Bank from time to time following its review of any such Merchant Qualification Criteria (or other relevant policy).

SECTION 19. INDEMNIFICATION/LIMITATION OF LIABILITY AND PROCEDURES FOR CLAIMS

SECTION 19.1 Indemnification.

(a)	Subject to the terms of this Agreement, the provisions of Section 2.2(e) and the limit specified in Section 19.2(d), the Bank shall indemnify the other Parties and hold them harmless from any Losses suffered or incurred by them or any of their respective Affiliates that shall directly or indirectly result from or arise out of (i) the breach by the Bank of this Agreement, or (ii) the Bank’s violation of any applicable Laws, Association Rules and Clearing System Rules or any acts or omissions of the Bank which causes the Joint Venture or GPN or their respective Affiliates to violate any applicable Laws, Association Rules and Clearing System Rules or (iii) the negligence or wilful default of the Bank or any Person providing any of the Bank Services on its behalf;

(b)	Subject to the terms of this Agreement and the limit specified in Section 19.2(e), GPN shall indemnify the other Parties and hold them harmless from any Losses suffered or incurred by them or any of their respective Affiliates that shall directly or indirectly result from or arise out of (i) the breach by GPN of this Agreement, or (ii) GPN’s violation of any applicable Laws, Association Rules and Clearing System Rules or any acts or omissions of GPN in connection with this Agreement which causes the Joint Venture or the Bank or their respective Affiliates to violate any applicable Laws, Association Rules and Clearing System Rules or (iii) the negligence or wilful default of GPN or any Person performing obligations pursuant to this Agreement on its behalf.

(c)	Subject to the terms of this Agreement, the Joint Venture shall indemnify the other Parties and hold them harmless from any Losses suffered or incurred by them or their respective Affiliates that shall directly or indirectly result from or arise out of (i) the breach by the Joint Venture of this Agreement or a Merchant Agreement, or (ii) the Joint Venture’s violation of any applicable Laws, Association Rules and Clearing System Rules or any acts or omissions of the Joint Venture which cause the Bank or GPN or their respective Affiliates to violate any applicable Laws, Association Rules and Clearing System Rules, or (iii) the negligence or wilful default of the Joint Venture or any Person providing any of the Joint Venture Services on its behalf, provided that, in all cases, the Joint Venture shall not be required to indemnify GPN or the Bank where the event described in (i), (ii) and (iii) results from a breach of the Processing Agreement by the GPN Processor or a breach of the Transition Agreement by the Bank, respectively;

(d)

If there occurs an event that an Indemnitee asserts is indemnifiable pursuant to Sections 19.1(a), 19.1(b) or 19.1(c) the Indemnitee shall notify the Indemnifying Party as soon as reasonably practicable. If such event involves (i) the assertion of any claim or liability (a “Claim”) or (ii) the commencement of any action or legal proceeding of any kind (an “Action”) by another Person (other than a Party), the Indemnitee shall give the

Indemnifying Party notice as soon as reasonably practicable of the assertion of such Claim or the commencement of such Action; provided, however, that the failure to provide notice as soon as reasonably practicable as provided herein shall relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure materially prejudices the Indemnifying Party. If any Claim or Action shall be made or brought against any Indemnitee and it shall notify the Indemnifying Party of the receipt or commencement thereof, the Indemnifying Party shall be entitled to participate therein or, following the delivery by the Indemnifying Party to the Indemnitee of the Indemnifying Party’s acknowledgment in writing that the relevant Loss is an indemnified liability hereunder, to assume the defense thereof with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to the Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof. The Indemnifying Party and the Indemnitee agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any Action or Claim. The Indemnitee shall have the right to participate at its own expense in the defense of any Action or Claim. If the Indemnifying Party assumes the defense of an Action or Claim (A) no settlement or compromise thereof may be effected (1) by the Indemnifying Party without the prior written Consent of the Indemnitee (which Consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person by any Indemnitee and no adverse effect on any other claims that may be made against any Indemnitee and (y) all relief provided is paid or satisfied in full by the Indemnifying Party or (2) by the Indemnitee without the prior written Consent of the Indemnifying Party and (B) the Indemnitee may subsequently assume the defense of an Action or Claim if the Indemnitee reasonably determines that the Indemnifying Party is not vigorously defending such Action or Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its prior written Consent (which Consent shall not be unreasonably withheld or delayed).

(e)

In case any direct claim is made by one Party against another Party in respect of which indemnification may be sought under this Section, the Indemnitee shall, as soon as reasonably practicable, give notice to the Indemnifying Party, which shall specify the factual basis for the claim and the amount of such claim. The Indemnifying Party shall have 60 days from receipt of notice of the claim within which to make such investigation of the claim as the Indemnifying Party considers reasonably necessary or desirable. For the purpose of such investigation, the Indemnitee shall make available to the Indemnifying Party reasonable documentation relevant to the claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or before the expiration of such time period (or any agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the

Indemnitee the full agreed upon amount of the claim, but failing such agreement the matter shall be referred to the dispute resolution procedures in accordance with Section 21 (Dispute Resolution).

SECTION 19.2 Limitation of Liability.

(a)	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall exclude, restrict or limit a Party’s liability for:

(i)	death or personal injury resulting from its negligence; or

(ii)	its fraud; or

(iii)	its breach of Section 6.1 (Exclusivity and Marketing).

(b)	Except as specifically provided in Section 13.2 (Force Majeure) neither the Joint Venture nor the Bank shall be liable for failure to provide or delay in providing any of the Joint Venture Services or the Bank Services, respectively, if such failure or delay is directly or indirectly due to any Force Majeure Event affecting the Party not performing, or affecting one of its subcontractors or other Persons providing the relevant Services on its behalf; provided that the Party affected by such Force Majeure Event has complied with the requirements of Section 13.2 (Force Majeure). Neither the Joint Venture nor the Bank shall have any liability for Losses (whether ordinary, special, punitive, indirect or consequential in nature) of the other Parties resulting directly or indirectly from such Force Majeure Event as long as such Party has complied with the requirements of Section 13.2 (Force Majeure).

(c)	The Joint Venture makes no warranties or representations regarding the Joint Venture Services except as specifically stated in this Agreement. The Joint Venture shall use due care in performing all Joint Venture Services hereunder and in complying with all applicable Laws, Association Rules, and Clearing System Rules, including those concerning the handling of Chargebacks and Credit Losses, dispute resolutions, and arbitration. The Joint Venture shall not be responsible in any manner for errors, omissions or failures of any Person other than those of the Joint Venture, any Affiliate or Advisor of the Joint Venture or any other Person engaged by the Joint Venture to provide any of the Joint Venture Services directly or indirectly on its behalf hereunder. If there is any failure in performance or errors or omissions by the Joint Venture in respect of any of its obligations hereunder, the Joint Venture shall use commercially reasonable endeavours to correct such failure in performance or errors or omissions. Subject to Section 19.2(a) and without prejudice to the Joint Venture’s obligations to make payments to the Bank under this Agreement, in no event shall the Joint Venture be liable to the Bank or any other Person for special, punitive, indirect, or consequential damages, losses, expenses or liabilities even if the Joint Venture has been advised of the possibility of the same.

(d)	The Bank makes no warranties or representations regarding the Bank Services except as specifically stated in this Agreement. The Bank shall use due care in performing all the Bank Services hereunder and in complying with all applicable Laws, Association Rules, and Clearing System Rules, including those concerning membership and its sponsorship of the Joint Venture. The Bank shall not be responsible in any manner for errors, omissions or failures of any Person other than those of the Bank, any Affiliate or Advisor of the Bank or any other Person engaged by the Bank to provide any of the Bank Services on its behalf hereunder. If there is any failure in performance or errors or omissions by the Bank in respect of any of its obligations hereunder, the Bank shall use commercially reasonable endeavours to correct such failure in performance or errors or omissions. Subject to Section 19.2 (a) or to the Bank’s obligations to make payments pursuant to the terms of the Merchant Agreements in accordance with its obligations under this Agreement or pursuant to the provisions of Sections 6.1(f) (in relation to the Referral Fee Purchase Amount) or Section 7.3(a) (in relation to the Terminated Merchant Value), in no event shall the Bank be liable to the Joint Venture, GPN or any other Person for (i) special, punitive, indirect, or consequential damages, losses, expenses or liabilities even if the Bank has been advised of the possibility of the same or (ii) amounts which in aggregate (including the liability of the Bank under the Transition Agreement that is subject to the liability cap under Section 8.2(a) (Limitation of Liability and Transition Timing) of the Transition Agreement and under this Agreement) exceed: (A) during the term and in respect of the Bank’s liability for a breach of its obligations under Sections 22.11 (Confidentiality) or a Culpable BIN/ICA or Settlement Default, the Extended Liability Cap; and (B) during any Contract Year and in respect of all other liabilities of the Bank, the Standard MAA Liability Cap. For the avoidance of doubt, where the Bank incurs a liability to which the Standard MAA Liability Cap applies, the Extended Liability Cap shall be reduced by an amount commensurate with the amount for which the Bank is liable and in respect of which the Standard MAA Liability Cap applies, and where the Bank incurs a liability to which the Extended Liability Cap applies and which liability is in excess of an amount equal to the Extended Liability Cap less the Standard MAA Liability Cap, then the Standard MAA Liability Cap shall be reduced by an amount equal to any such excess. If the Joint Venture recovers damages or other compensation in respect of a Loss from the Bank under the terms of the Transition Agreement, a claim cannot be brought under this Agreement in respect of the same Loss.

(e)

Subject to Section 19.2(a) and save for its obligation to indemnify the Bank under Section 15.7(a) (Consequences of termination where GPUK owns 100% of Membership Units), in no event shall GPN be liable to the Joint Venture, the Bank or any other Person for (i) special, punitive, indirect, or consequential damages, losses, expenses or liabilities even if GPN has been advised of the possibility of the same or (ii) amounts which in aggregate exceed: (A) during the term of this Agreement and in respect of GPN’s liability for a breach of its obligations under Sections 22.11 (Confidentiality), the Extended Liability Cap; and (B) during any Contract

Year and in respect of all other liabilities of GPN, the Standard MAA Liability Cap. For the avoidance of doubt, where the GPN incurs a liability to which the Standard MAA Liability Cap applies, the Extended Liability Cap shall be reduced by an amount commensurate with the amount for which the GPN is liable and in respect of which the Standard MAA Liability Cap applies, and where GPN incurs a liability to which the Extended Liability Cap applies and which liability is in excess of an amount equal to the Extended Liability Cap less the Standard MAA Liability Cap, then the Standard MAA Liability Cap shall be reduced by an amount equal to any such excess. If the Joint Venture recovers damages or other compensation in respect of a Loss from GPN under the terms of the Processing Agreement, a claim cannot be brought under this Agreement in respect of the same Loss.

SECTION 19.3 Recovery. If, at any time, a Party has recovered damages or other compensation from another Party in respect of the relevant Loss under this Section 19 and also recovers funds, payments, or costs from another Person which is not a Party to this Agreement relating to such Loss, the amounts so recovered (less the reasonable costs of recovery and amounts previously paid to the other Party in respect of such Loss) shall be remitted to such other Party up to the amounts previously paid by such other Party.

SECTION 19.4 Notice of Default. Each Party shall, as soon as reasonably practicable, notify the other Party if a default or event of default with respect to it has occurred hereunder.

SECTION 19.5 Notice of Litigation. Each Party shall, as soon as reasonably practicable, give notice to the other Parties of any material claims, proceedings, disputes (including labor disputes), changes or litigation likely, impending or threatened which may have a material effect on the fulfillment of any of the terms hereof by it (whether or not any such claim, change, proceeding, dispute or litigation is covered by insurance) and of which it is aware. It shall provide the other Parties with all information reasonably requested, from time to time, concerning the status of such claims, proceedings, changes, disputes, litigation or developments.

SECTION 20. REMEDIES

SECTION 20.1 Remedies of the Bank. Upon the occurrence of a Joint Venture Default, the Bank may do any or all of the following as the Bank, in its sole and absolute discretion, shall determine:

(a)	exercise its rights of termination in accordance with Section 15 (Term and Termination of Agreement); and/or

(b)	invoke the dispute resolution procedures set forth in Section 21 (Dispute Resolution); and/or

(c)	exercise any of its other rights and remedies provided for hereunder or under Laws.

SECTION 20.2 Remedies of the Joint Venture. Upon the occurrence of a Bank Default, the Joint Venture may do any or all of the following as the Joint Venture, in its sole and absolute discretion, shall determine:

(a)	exercise its rights of termination in accordance with Section 15 (Term and Termination of Agreement); and/or

(b)	invoke the dispute resolution procedures set forth in Section 21 (Dispute Resolution); and/or

(c)	exercise any of its other rights and remedies provided for hereunder or under Laws.

SECTION 21. DISPUTE RESOLUTION

SECTION 21.1 Dispute Resolution. Whilst the Bank owns any Membership Units in the Joint Venture any dispute in connection with the interpretation or operation of this Agreement (a “Dispute”) shall be handled in accordance with the dispute resolution procedures set forth in Clause 18.9 of the Partnership Agreement which shall apply, mutatis mutandis. Thereafter any Dispute shall, subject to Section 3.4 (Fees for Bank Services; Invoices) be handled as follows:

(a)	a Party may notify the other Parties of the Dispute in writing requesting that the Joint Venture Representatives meet and use their reasonable endeavours to reach a just and equitable resolution to the Dispute within ten Business Days after the date of service of such notice;

(b)	If the Dispute cannot be resolved in that 10 Business Day period, the Dispute shall be referred in writing within a further 5 Business Days by the Joint Venture Representatives to a committee comprised of the managing director of the Joint Venture, the chief executive officer or chief operating officer of GPN and a senior executive of HSBC (being a person with a management of grade 3 or higher). Such committee members shall use their reasonable endeavours to negotiate in good faith to reach a just and equitable resolution to the Dispute within 20 Business Days after the date of such referral; and

(c)	in any event if the Dispute is not resolved on the expiry of 35 Business Days after the date on which notification was given pursuant to Section 21.1 (A), the Parties shall be entitled to exercise all rights and remedies available to them hereunder and at Law.

(d)	Nothing in this Section shall prevent any Party:

(i)	from seeking ancillary relief including specific performance or injunctive relief on a with or without prejudice basis; or

(ii)	from referring a Dispute to arbitration in accordance with Section 22.6 (Governing Law and Jurisdiction) at any time if it requires protection for a right which would otherwise become statute barred.

SECTION 22. MISCELLANEOUS

SECTION 22.1 Amendments. No amendment or waiver of any provision of this Agreement, and no Consent to any departure by the Bank or the Joint Venture herefrom, shall be effective unless the same shall be in writing and signed by each Party sought to be bound thereby, and then such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification or alteration of the provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the authorised representatives of each of the Parties.

SECTION 22.2 Notices. Any notice (which in this Section 22.2 shall include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language. Notices given by e-mail or any other form of non-permanent display will not be effective, even if actually given. Any such notice shall be addressed as provided in this Section 22.2 and shall be:

(a)	personally delivered, in which case it shall be deemed to have been served upon delivery at the relevant address; or

(b)	if from and to any place within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been served two Business Days after the date of posting; or

(c)	if from or to any place outside the United Kingdom, sent by pre-paid airmail, in which case it shall be deemed to have been served seven Business Days after the date of posting; or

(d)	sent by fax, in which case it shall be deemed to have been served upon receipt of a voice confirmation from the Party to whom such fax was addressed indicating that the entire fax has been received.

provided that in each case where the personal delivery or fax transmission occurs after 17:00 hours on a Business Day or on any day which is not a Business Day, service shall be deemed to have taken place at 09:00 on the next following Business Day.

All references to time in this Section 22.2 are to the then local time in the country of the addressee.

The addressees and other details of the Parties are:

(i)	If to the Bank, to:

HSBC Bank plc

8 Canada Square

London

E14 5HQ

Attention: Head of Commercial Cards

Fax No: +44(0)207 991 4660

Telephone No: +44(0)207 992 1844

(ii)	If to the Joint Venture to

51 De Montfort Street

Leicester

LE1 7BB

Attention: Managing Director

Fax No: +44(0)116 281 8408

Telephone No: +44(0)116 281 8010

Copied to

Global Payments Inc.

10 Glenlake Parkway

North Tower

Atlanta, Georgia 30328

Attention: General Counsel

Fax No: +1-770-829-8265

Telephone No: +1-770-829-8250

if to GPN, to

Global Payments Inc.

10 Glenlake Parkway

North Tower

Atlanta, Georgia 30328

Attention: General Counsel

Fax No: +1-770-829-8265

Telephone No: +1-770-829-8250

Any Party may give notice to the other Party of any change to its address or of any other details in this Section 22.2, provided that such notification shall only be effective on the date specified in such notice or five days after the notice is deemed to have been served as specified in this Section 22.2 whichever is later.

SECTION 22.3 No Waiver; Remedies. No failure by any Party to exercise, and no delay by any Party in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by Law and rights may be released or waived as regards any Party without affecting the liability of any other Party.

SECTION 22.4 Third Party Beneficiaries. No person who is not a party to this Agreement is entitled to enforce any of its terms, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

SECTION 22.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. This Agreement and all rights, privileges, duties and obligations of the Parties hereunder may not be assigned, transferred or otherwise disposed of, in whole or part, by any Party without the prior written Consent of the other Parties; provided, however, that no such Consent shall be required (i) for the assignment or delegation by any Party of any of its rights, privileges, duties and obligations hereunder to an Affiliate of such Party or (ii) for the assignment or delegation by any Party of any of its rights, privileges, duties and obligations hereunder to any Person into or with which the assigning or delegating Party shall merge or consolidate or to which the assigning or delegating Party shall sell all or substantially all its assets. In the event of an assignment or delegation as contemplated by subsection (i) or (ii) above, the assigning or delegating Party shall provide the other Party with notice thereof as soon as reasonably practicable thereafter. Neither an assignment or delegation under this Section nor the Consent of a Party to an assignment or delegation by the other Party under this Section shall (i) directly or indirectly relieve that Party of any of its obligations under this Agreement or any of the other Operative Documents arising prior to such assignment or delegation; or (ii) constitute either of the other Parties’ Consent to further assignment or delegation. If, at any time following an assignment or delegation to an Affiliate under subsection 22.5(i) above, the assignee or delegate ceases to be an Affiliate of the assigning or delegating Party, the assigning or delegating Party shall procure that the assignee or delegate shall forthwith transfer back to the relevant Party the relevant right, privilege, duty or obligation. If there is an assignment or encumbrance by a Party as permitted by this Section 22.5, the amount of loss or damage recoverable by the assignee or encumbrancer will be calculated as if that Person had been originally named as a party to this Agreement.

SECTION 22.6 Governing Law, Jurisdiction.

(a)	This Agreement shall be governed by and construed in accordance with English Law.

(b)	Any Dispute shall first be subject to amicable settlement discussions in accordance with Section 21 (Dispute Resolution). Any Dispute that is not amicably settled in accordance with Section 21 (Dispute Resolution) shall at the request of any Party be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Section.

(c)	The number of arbitrators shall be three. Subject to Article 8 of the LCIA Rules, the Claimant and the Respondent shall each nominate an arbitrator. The LCIA Court shall select and appoint the third arbitrator.

(d)	The seat and legal place of arbitration shall be London, England.

(e)	The language to be used in the arbitral proceedings shall be English.

(f)

If any Dispute raises issues which are substantially the same as or connected with issues raised in a Dispute which has already been referred to arbitration or a dispute under one of the other Operative Documents which has already been referred to arbitration (in either case an “Existing Dispute”), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case, a “Related Dispute”), and whether such Existing Dispute involves only the Parties to this Agreement or parties to the other Operative Documents (“Related Parties”), subject to the prior agreement in each case of the Parties involved in the Related Dispute, the Arbitral Tribunal appointed or to be appointed in respect of such Existing Dispute shall also be appointed as the Arbitral Tribunal in respect of the Related Dispute. In such case, the Arbitral Tribunal may, subject to the prior agreement of all Parties and other parties involved in the Existing Dispute and the Related Dispute, having regard to the stage of the proceedings of the Existing Dispute and other relevant circumstances, consolidate the proceedings arising out of the Existing Dispute and the Related Dispute. Where one or more members of the Arbitral Tribunal appointed in relation to the Existing Dispute declines appointment in relation to the Related Dispute, replacement arbitrator(s) shall be selected and appointed by the LCIA Court.

(g)	The Arbitral Tribunal, once constituted, may, having regard to the stage of the proceedings and other relevant circumstances, upon the application of any Party join any one or more of the Related Parties to arbitration proceedings commenced under this Section, subject to the agreement of such Related Party or Parties. The Arbitral Tribunal may, upon the request of any Related Party so joined to arbitration proceedings commenced under this Section, join any one or more of the remaining Related Parties to such arbitration proceedings, subject to the agreement of such Related Party or Parties.

SECTION 22.7 Entire Agreement. This Agreement, together with the Operative Documents and other documents referred to herein and therein, embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes and cancels in all respects all previous letters of intent, correspondence, understandings, agreements and undertakings (if any) between the Parties with respect to the subject matter hereof whether such shall be written or oral.

SECTION 22.8 Independent Contractor. Except as expressly provided for in the Joint Venture Agreements, nothing herein contained shall be construed as constituting a partnership, agency or joint venture between the Joint Venture and the Bank and/or GPN (other than for Tax purposes) and each Party specifically disclaims any obligation or liability for the conduct, performance of services or failure to act or omission of each of the other Parties. Each Party intends that it shall be considered an independent contractor of the other for the Services and other obligations performed by it under this Agreement.

SECTION 22.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In such an event the Parties shall use good faith endeavours to re-negotiate any such provision in an effort to retain the spirit and intent of the original provision.

SECTION 22.10 Execution in Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 22.11 Confidentiality.

(a)	During the Term and for a period of five years thereafter, each of the Bank and GPN shall treat all information relating to the Joint Venture or any of its Affiliates (which may be written, oral or in any other format) that is disclosed to or otherwise learnt by the Bank, GPN or any of their Affiliates or Advisors in connection with this Agreement or any of the Operative Documents (including the Joint Venture Data) (“Joint Venture Confidential Information”) as confidential and shall not use or disclose such information to any other Person (excluding such of its Affiliates and Advisors to whom disclosure is required in connection with this Agreement or any of the Operative Documents) unless agreed by the Joint Venture. Without prejudice to Section 6 (Exclusivity and Marketing), this Section 22.11(a) shall not apply to the extent that:

(i)	the Joint Venture Confidential Information has otherwise been disclosed by a Merchant or any other Person (other than an Affiliate of the Joint Venture) to the Bank or GPN, other than in connection with the Merchant Acquiring Business or as a result of a breach of any obligation of confidence;

(ii)	the Joint Venture Confidential Information is or becomes available in the public domain other than as a result of a disclosure by the Bank or GPN in violation of the terms of any Operative Agreement; or

(iii)	the Joint Venture Confidential Information is independently developed by the Bank or GPN without reference to or use of the Joint Venture Confidential Information.

Notwithstanding the above, the Bank and GPN and their Affiliates may use and disclose the Joint Venture Confidential Information to the extent that such use and disclosure is permitted under Section 12.7 (Ownership and Use of the Joint Venture Data). The Bank and GPN shall procure that its Affiliates and Advisors shall comply with the provisions of this Section.

(b)	During the Term and for a period of five years thereafter, each of GPN and the Joint Venture shall treat all information relating to the Bank or any of its Affiliates (which may be written, oral or in any other format) that is disclosed to or otherwise learnt by the Joint Venture, GPN or any of their Affiliates or Advisors in connection with this Agreement or the other Operative Documents (including the Bank Data but excluding data that is also Joint Venture Data) (“Bank Confidential Information”) as confidential and shall not use or disclose such information to any other Person (excluding its Affiliates and Advisors to whom disclosure is required in connection with this Agreement or the other Operative Documents) unless agreed by the Bank. Without prejudice to Section 6 (Exclusivity and Marketing), this Section 22.11(b) shall not apply to the extent that:

(i)	the Bank Confidential Information has otherwise been disclosed by a Merchant or any other Person (other than an Affiliate of the Bank) to the Joint Venture or GPN, other than as a result of a breach of any obligation of confidence;

(ii)	the Bank Confidential Information is or becomes available in the public domain other than as a result of a disclosure by the Joint Venture or GPN in violation of the terms of any Operative Document; or

(iii)	the Bank Confidential Information is independently developed by Joint Venture or GPN without reference to or use of the Bank Confidential Information.

Notwithstanding the foregoing, GPN and the Joint Venture are permitted to (a) use and disclose the Bank Confidential Information to the extent that such use and disclosure is permitted under Section 12.4 (Ownership and Use of the Bank Data); and (b) disclose the Bank Confidential Information to any third party to the extent necessary for funding purposes in order to exercise its rights under Section 6.1(h) or 6.1(i) or to acquire Membership Units under the Partnership Agreement (other than an acquisition pursuant to Clause 8 (Funding and Changes in Capital Contributions) of the Partnership Agreement), provided that the Joint Venture shall ensure that such third party respects the confidentiality restrictions set out in this Section 22.11 as if it were a party to this Agreement.

The Joint Venture and GPN shall procure that their Affiliates (other than each other) and their Advisors shall comply with the provisions of this Section.

(c)	During the Term and for a period of five years thereafter, each of the Bank and the Joint Venture shall treat all information relating to GPN or any of its Affiliates (excluding the Joint Venture) (which may be written, oral or in any other format) that is disclosed to or otherwise learnt by the Bank or the Joint Venture of their Affiliates or Advisors in connection with this Agreement or any of the Operative Documents (“GPN Confidential Information”) as confidential and shall not use or disclose such information to any other Person (excluding such of its Affiliates and Advisors to whom disclosure is required in connection with this Agreement or any of the Operative Documents) unless agreed by the GPN. Without prejudice to Section 6 (Exclusivity and Marketing), this Section 22.11(c) shall not apply to the extent that:

(i)	the GPN Confidential Information has otherwise been disclosed by any Person (other than an Affiliate of GPN) to the Bank or the Joint Venture, other than in connection with the Merchant Acquiring Business or as a result of a breach of any obligation of confidence;

(ii)	the GPN Confidential Information is or becomes available in the public domain other than as a result of a disclosure by the Bank or the Joint Venture in violation of the terms of any Operative Agreement; or

(iii)	the GPN Venture Confidential Information is independently developed by the Bank or the Joint Venture without reference to or use of the GPN Confidential Information.

The Bank and the Joint Venture shall procure that its Affiliates and Advisors shall comply with the provisions of this Section.

(d)

Notwithstanding the foregoing, in the event that GPN or the Joint Venture is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process or in order to comply with applicable requirements of any Stock Exchange or Governmental Entity, or by requirements of any securities Law or regulations or other Laws) to disclose the Bank Confidential Information, GPN or the Joint Venture shall provide the Bank, to the extent that it is legally permitted to do so, with prompt notice of any such request or requirement so that the Bank may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section in connection with such request or requirement. Any disclosure of Bank Confidential Information in accordance with the preceding sentence shall not be deemed a breach or violation of this Agreement.

(e)	Notwithstanding the foregoing, in the event that the Bank is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process or in order to comply with applicable requirements of any Stock Exchange or Governmental Entity, or by requirements of any securities Law or regulations or other Laws) to disclose the Joint Venture Confidential Information or GPN Confidential Information, the Bank shall provide the Joint Venture or GPN, as is applicable and to the extent that it is legally permitted to do so, with prompt notice of any such request or requirement so that the Joint Venture and/or GPN may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section in connection with such request or requirement. Any disclosure of Joint Venture Confidential Information or GPN Confidential Information in accordance with the preceding sentence shall not be deemed a breach or violation of this Agreement.

SECTION 22.12 Joint Announcement. No press release or other written public announcement (other than one containing public disclosures required by Law or the rules or regulations of any Stock Exchange applicable to the relevant Party or any of its Affiliates which is listed on the Stock Exchange) on any matter concerning or connected to the transactions contemplated by the Operative Documents or the terms and conditions of the Operative Documents or any matter ancillary thereto shall be made by any Party without the prior written approval of all Parties (such approval not to be unreasonably withheld). So far as reasonably practicable, the Parties shall consult as to the content, manner of making, and timing of any such press release or other written public announcement (whether one made with the approval of the Parties or one required by Law or the rules or regulations of any applicable Stock Exchange) and each Party shall comply with such requests in respect thereof as a Party shall reasonably make. Notwithstanding the foregoing and subject to the confidentiality provisions set out in any of the Operative Documents, nothing herein shall prevent any Party from disclosing, either publicly or otherwise, (i) any information which has been previously disclosed pursuant to a mutually agreed press release or other mutually agreed written public announcement or which has been approved for disclosure by the other Parties, or (ii) any information which is or has come into the public domain other than as a result of a breach of this Section.

SECTION 22.13 Survival. The Parties acknowledge and agree that the provisions of Sections 2.2, the second sentence of Section 2.3(b), the second sentence of Section 3.1(a), the indemnity obligation in Section 6.1(q), Section 6.1(r), the last sentence of Section 6.3 in respect of Government Contracts entered into prior to the termination of this Agreement, Section 7.1, Section 7.3, Section 12.7, Section 15.7, Section 19, Section 21.1, Section 22.2, Section 22.5, Section 22.6, Section 22.11, Section 22.12 and Section 22.19(e) and (f) (and any other provisions which by their nature are expected to survive the termination of this Agreement) shall survive the termination of this Agreement and, subject to Clauses 20.2 and 20.3 of the Partnership Agreement, the termination of this Agreement or any other Operative Document for any reason shall not affect any rights or liabilities that have accrued prior to such termination.

SECTION 22.14 Further Assurances. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver or cause to be executed and delivered all such other agreements, certificates, instruments and documents as the other Parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

SECTION 22.15 Data Protection. Each Party undertakes (i) to comply with its respective obligations under the Data Protection Laws; (ii) not do or omit to do anything which causes the other Party to breach any Data Protection Laws or contravene the terms of any registration, notification or authorisation under any Data Protection Laws of the Party; and (iii) to maintain at all times any necessary registrations and notifications of its particulars in accordance with applicable Data Protection Laws and any regulations made thereunder and will ensure that such applicable registrations and notifications are kept accurate and up to date during the Term and supply on request to the other party a copy of such registrations and notifications, together with any amended particulars that may be filed from time to time.

SECTION 22.16 Expenses. The Parties shall bear their own costs and expenses (including legal fees) incurred in relation to or incidental to the negotiation, finalisation, execution and implementation of this Agreement.

SECTION 22.17 Binding Agreement. Each of the Parties warrants that this Agreement is a legal, valid and binding agreement on it, and each Party undertakes to do or procure to be done all such things as may be within its control, including the passing of resolutions to ensure that all the provisions of this Agreement are observed and performed.

SECTION 22.18 Withholding Tax; Applicable Sales Taxes; Transfer Pricing.

(a)	If at any time any Party is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement (other than Merchant settlement payments), the sum due from such Party in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the other Party receiving such payment receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the paying Party shall fully indemnify the receiving Party against any losses or costs incurred by it by reason of any failure of the paying Party to make any such deduction or withholding. The paying Party shall promptly deliver to the receiving Party any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid. Such receipt, certificate or other proof must be either the original, a duplicate original, or a duly certified or authenticated copy. If it is in a foreign language, a certified translation thereof must be furnished to the party bearing the withholding.

(b)

Each of the Parties shall use their best endeavours, shall co-operate with, and implement the reasonable suggestions of the others to seek to ensure that the services each may provide to the Joint Venture are, to the greatest degree, properly exempt from or otherwise free from VAT under the relevant provisions of the VATA, and for the avoidance of doubt, such co-operation shall include the conclusion of an agreement at such time as may be agreed by the Parties (acting reasonably) and in pursuance of this Agreement, that certain service(s) as may be agreed between the Parties may be provided to a recipient other than a Party with the aim of providing card processing services to the Joint Venture. For the avoidance of doubt, nothing in this paragraph shall oblige any Party to take any action which it deems in its absolute discretion (acting reasonably), would be materially prejudicial to its interests.

(c)	Notwithstanding any other provision of this Agreement, all sums payable by the Joint Venture are inclusive of any VAT which is chargeable on the supply or supplies for which such sums form the whole or part of the consideration for VAT purposes; Provided always that where under this Agreement any Party (the “Supplier”) makes or is deemed to make a supply to the Joint Venture and VAT becomes properly chargeable on such supply either:

(i) As a result of any change in law or published interpretation; or

(ii) As a result of a misinterpretation or misapprehension in respect of the applicable VAT law which is not due to the unilateral, wilful or proactive negligent conduct of the relevant Party;

then any actual or deemed consideration for such supply shall be exclusive of any such VAT, and the Joint Venture shall pay to the Supplier, against the issue to the Joint Venture by the Supplier of a valid VAT invoice in respect of the relevant supply, an amount equal to the VAT chargeable thereon for which the Supplier is liable to account to HM Revenue and Customs, and the Supplier shall duly report and account for such sums to HM Revenue and Customs.

(d)	All sums payable by the either the Bank or GPN as the case may be, to the other, shall be exclusive of any VAT chargeable on the supply or supplies for which such sums form the whole or part of the consideration for VAT purposes, and where one (the “Supplier”) makes or is deemed to make a supply to the other (the “Recipient”), then the Recipient shall pay to the Supplier, on demand and against issue to it of a valid VAT invoice by the Supplier in respect of the relevant supply, an amount equal to the VAT for which the Supplier is liable to account to HM Revenue and Customs.

(e)	In the event that a Tax Authority, court or tribunal determines in writing that any amount paid as VAT on fees payable under this Agreement was not properly chargeable, the Supplier shall promptly provide a copy of such determination to the Joint Venture, or as the case may be, the Recipient, and the Supplier shall refund to the Joint Venture, or as the case may be, the Recipient, the amount of the VAT paid to it by the Joint Venture under this Section, provided that no such refund shall exceed the amount originally paid to the Supplier.

(f)	The Supplier shall make repayment of the amount of the VAT referred to in Section 22.18(e) above promptly after receiving the relevant determination unless it has already accounted to the Tax Authority for the VAT. In that case the Supplier will apply for a refund from the Tax Authority, use reasonable endeavours to obtain it as quickly as possible, and will repay it to the party receiving the supply when and to the extent received from the Tax Authority.

(g)	Where under this Agreement a Party (the “Payor”) is liable to indemnify, reimburse or pay any costs passed through to the Payer by another Party (the “Recipient”) and the cost or liability in respect of which the Recipient is to be so paid includes an element in respect of VAT for which the Recipient is liable, then the Payer shall pay to the Recipient a sum including an amount equal to the amount of any such VAT which the Recipient is not entitled to recover by way of credit or repayment from the relevant Tax Authority (the “Irrecoverable VAT”), such that the Recipient is put in the same position after receipt of the payment to be made by the Payer as if it had not incurred such Irrecoverable VAT in the first place, Provided Always That, this Section shall not apply to any such VAT which the Recipient is liable to pay in respect of a supply made to it by the Payer.

(h)	If an additional payment is made under Section 22.18(a) and the party receiving such payment (the “Recipient”), in its sole discretion (acting reasonably) determines that it has received or been granted (and has derived use and benefit from) a credit against, a relief or remission for or repayment of any Tax, then it will, having so determined, but on that occasion only, determine whether and, if so, to what extent it can then make a payment to party making the payment under Section 22.18(a) (the “Payor”) without thereby putting itself in a worse after-tax position than if the relevant additional amount had not been required to be paid. If the Recipient so determines that such a payment can be made, it will thereupon make the appropriate payment to the Payor accordingly. Any such payment shall be conclusive evidence of the amount due to the Payor hereunder and shall be accepted by the Payor in full and final settlement of its rights of reimbursement under this Section 22.18(h) in respect of such deduction or withholding.

(i)	If the Recipient makes any payment to the Payor pursuant to Section 22.18(h) and the Recipient subsequently determines that the credit, relief, remission or repayment in respect of which such payment was made was not available to it or has been withdrawn from it or that it was unable to use such credit, relief, remission or repayment in full, the Payor shall reimburse the Recipient to the extent the Recipient, in its sole opinion (acting reasonably), determines is necessary to place it in the same after-tax position as it would have been in if the relevant additional amount had not been required to be paid by the Recipient provided that no such reimbursement shall exceed the amount originally paid to the Payor pursuant to Section 22.18(h).

(j)	Notwithstanding any other provision in this Agreement, any product, service or other supply provided under this Agreement whether domestic or cross border by a Person who is considered related to or connected with another Person for the purposes of the applicable transfer pricing rules shall use best endeavours to ensure that at least the minimum fees or charges necessary to comply with the requirements of the applicable transfer pricing rules and in accordance with the OECD Transfer Pricing Guidelines for Multinational Enterprises and Tax Administrations, OECD, 2001 as amended from time to time (OECD Transfer Pricing Guidelines), as appropriate, are charged. The Parties further agree to ensure that appropriate documentation and supporting agreements are prepared, entered into and maintained where required to ensure compliance with the applicable transfer pricing rules and if appropriate the OECD Transfer Pricing Guidelines.

(k)	To the extent a Tax Authority determines that the fees or charges are different than they should be in order to prevent the applicable transfer pricing rules from applying in circumstances where the Joint Venture is receiving a product, service or other supply under this Agreement, the Parties shall (or shall procure that) such fees or charges are altered prospectively to reflect the provision agreed with the Tax Authority. Notwithstanding the above, the Parties agree that there shall be a transfer pricing review in accordance with the principles of the OECD Transfer Pricing Guidelines of the fees and charges provided for under this Agreement if it is agreed between the Parties (each party acting reasonably) that such a review would be prudent on the basis of prevailing market practice from time to time and the Parties shall (and shall procure that) such fees and charges are altered prospectively to reflect the provision determined as a consequence of such transfer pricing review.

(l)	The Parties agree to act in good faith in connection with any dealings with a Tax Authority in relation to a transfer pricing enquiry in connection with any product, service or other supply provided under this Agreement and each party shall use its reasonable endeavours in relation to such enquiry to negotiate with the Tax Authority a settlement which minimises the level of any adjustment imposed in order to comply with the “arm’s length” requirements of the applicable transfer pricing rules and the OECD Transfer Pricing Guidelines, as appropriate. In addition, the parties agree to act in good faith and reasonably in relation to any transfer pricing review undertaken in accordance with Section 22.18(k).

SECTION 22.19 Countering Bribery.

(a)	The Joint Venture shall have exclusive control over its employees in the conduct of activities under this Agreement, and shall be regarded as an independent contractor. Except as may be otherwise expressly provided in any Joint Venture Agreements, the Joint Venture is not constituted an agent of the Bank or GPN for any purpose whatsoever and the Joint Venture is expressly prohibited from doing any acts which do or may create the impression or inference that the Joint Venture is an agent of the Bank or GPN, and the Joint Venture is not granted any right or authority to create any obligation or responsibility, express or implied, on behalf of, or in the name of the Bank or GPN in any manner whatsoever.

(b)	The Joint Venture represents to the Bank and GPN that in connection with the transactions contemplated by this Agreement, or in connection with other business transactions involving the Bank or GPN, it has not made and agrees that it shall not make any payment or transfer anything of value, directly or indirectly:

(i)	to any governmental official or employee (including employees of a government corporation or public international organisation) or to any political party or candidate for public office except for any legitimate purpose; or

(ii)	to any other person or entity if such payments or transfers would violate the Laws of the jurisdiction in which made or the Laws of the United Kingdom.

(c)	It is the intent of the Parties that no payment or transfer of value shall be made by the Joint Venture in connection with the transactions contemplated by this Agreement or in connection with other business transactions involving the Bank or GPN which has the purpose or effect of public or commercial bribery or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

(d)	The Joint Venture further represents and agrees that it is familiar with the provisions of the US Foreign Corrupt Practices Act (“FCPA”) or the equivalent anti-corruption or prevention of bribery legislation applicable to it (“Other Legislation”) and agrees that:

(i)	it is not a government official (as the term is defined in the FCPA) or affiliated with any government official;

(ii)	it has not previously engaged in conduct that would have violated the Other Legislation or FCPA (had the Joint Venture been subject to its terms); and

(iii)	it shall not violate or cause the Bank or GPN to violate the FCPA or the Other Legislation in connection with the services to be provided by it under this Agreement.

(e)	In the event of termination of this Agreement in accordance with Section 15.4 as a result of a Default in the performance of the Joint Venture’s obligations under this Section 22.19, without prejudice to any other rights that the Bank or its Affiliates may have, the Bank and its Affiliates may retain from or charge to the Joint Venture the amount of any costs, fines or penalties which the Bank or any of its Affiliates is required to pay as a consequence of acts by the Joint Venture during the Term.

(f)	In the event of termination of this Agreement in accordance with Section 15.4 as a result of a Default in the performance of the Joint Venture’s obligations under this Section 22.19, without prejudice to any other rights that GPUK or its Affiliates may have, GPUK and its Affiliates may retain from or charge to the Joint Venture the amounts of any costs, fines or penalties which GPUK or any of its Affiliates is required to pay as a consequence of acts by the Joint Venture during the Term.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective signatories thereunto duly authorised, as of the date first above written.

HSBC BANK PLC

By:	/s/ Mark Robinson
Name:
Title:

GLOBAL PAYMENTS INC.

By:	/s/ Suellyn Tornay
Name:
Title:

HSBC MERCHANT SERVICES LLP

By:	/s/ Darren Wilson
Name:
Title:

[Signature Page – First Amended and Restated Marketing Alliance Agreement]